As filed with the Securities and Exchange Commission on November 19, 2012

Registration No. 333-182599

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROSPER MARKETPLACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	6199	73-1733867
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification Number)

111 Sutter Street, 22nd Floor
San Francisco, CA 94104
(415) 593-5400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sachin Adarkar, Esq.
General Counsel
111 Sutter Street, 22nd Floor
San Francisco, CA 94104
(415) 593-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Keir D. Gumbs, Esq.
Covington & Burling LLP
1201 Pennsylvania Avenue, NW
Washington, DC 20004
(202) 662-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities being Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Borrower Payment Dependent Notes	$300,000,000	$1

(1) Pursuant to Rule 415(a)(6) under the Securities Act of 1933, we are carrying over to this registration statement $300,000,000 of unsold securities from registration #333-147019 filed on October 10, 2007, for which the filing fee of $15,350 was previously paid. No additional filing fee is being paid with this registration statement because no additional securities are being registered. In accordance with Rule 415(a)(6), the offering of securities on the earlier registration statement will be deemed terminated as of the effective date of this registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 19, 2012

$300,000,000 Borrower Payment Dependent Notes

This is a public offering to lender members of Prosper Marketplace, Inc., or Prosper, of up to $300,000,000 in principal amount of Borrower Payment Dependent Notes, or “Notes.”

We will issue the Notes in a series, with each series of Notes dependent for payment on payments we receive on a specific borrower loan described in a listing posted on our peer-to-peer online credit platform, which we refer to as our “platform.” All listings on our platform are posted by individual consumer borrower members of Prosper requesting individual consumer loans, which we refer to as “borrower loans.”

Important terms of the Notes include the following, each of which is described in detail in this prospectus:

•
Our obligation to make payments on a Note will be limited to an amount equal to the lender member’s pro rata share of amounts we receive with respect to the corresponding borrower loan for that Note, net of any servicing fees. We do not guarantee payment of the Notes or the corresponding borrower loans.

•	The Notes are special, limited obligations of Prosper only and are not obligations of the borrowers under the corresponding borrower loans.

•
The Notes will bear interest from the date of issuance, have a fixed rate, be payable monthly and have an initial maturity of one, three or five years from issuance. We may add additional Note terms from time to time.

•	A lender member’s recourse will be extremely limited in the event that borrower information is inaccurate for any reason.

We will offer Notes to our lender members at 100% of their principal amount. The Notes will be offered only through our website, and there will be no underwriters or underwriting discounts.

The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will not be transferable except through the Folio Investing Note Trader platform, or the “Note Trader Platform,” operated and maintained by FOLIOfn  Investments, Inc., a registered broker-dealer. There can be no assurance, however, that a market for Notes will develop on the Note Trader platform. Therefore, lender members must be prepared to hold their Notes to maturity.

This offering is highly speculative and the Notes involve a high degree of risk. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on page 22.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2012

PROSPER MARKETPLACE, INC.

i

ABOUT THIS PROSPECTUS

This prospectus describes our offering of our Borrower Payment Dependent Notes, or “Notes.” This prospectus is part of a registration statement filed with the Securities and Exchange Commission, which we refer to as the “SEC.” This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus. We will supplement this registration statement from time to time as described below.

Unless the context otherwise requires, we use the terms “Prosper,” “the Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to Prosper Marketplace, Inc., a Delaware corporation.

The offering described in this prospectus is a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). We offer Notes continuously, and sales of Notes through our platform occur on a daily basis. Before we post a borrower loan request on our website and thereby offer the series of Notes corresponding to that borrower loan, as described in “About Prosper,” we prepare a supplement to this prospectus, which we refer to as a “listing report.” In that listing report, we provide information about the series of Notes offered for sale on our website that correspond to the posted member loan, as well as information about any other series of Notes then being offered for sale on our website. No later than two business days after the date the bidding period for a loan listing ends and a series of Notes is sold, we will file another prospectus supplement with the SEC, which we refer to as a “sales report”, describing all borrower loan information set forth on the bidding page for that series of Notes in tabular form, as well as the aggregate principal balance, bidding history, maturity date and interest rate for that series of Notes. These prospectus supplements will provide information about the series of Notes offered for sale on our website that will correspond to the information contained in the corresponding borrower loan listing for that series of Notes. The listing and sales reports are also posted to our website.

We will prepare prospectus supplements to update this prospectus for other purposes, such as to disclose changes to the terms of our offering of the Notes, provide quarterly updates of our financial and other information included in this prospectus and disclose other material developments. We will file these prospectus supplements with the SEC pursuant to Rule 424(b) and post them on our website. When required by SEC rules, such as when there is a “fundamental change” in our offering or the information contained in this prospectus, or when an annual update of our financial information is required by the Securities Act or SEC rules, we will file post-effective amendments to the registration statement of which this prospectus forms a part, which will include either a prospectus supplement or an entirely new prospectus to replace this prospectus. We currently anticipate that post-effective amendments will be required, among other times, when we change material terms of the Notes offered through our platform.

The Notes are not available for offer and sale to residents of every state. Our website will indicate the states where residents may purchase Notes. We will post on our website any special suitability standards or other conditions applicable to purchases of Notes in certain states that are not otherwise set forth in this prospectus.

ii

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC in connection with this offering. In addition, we are required to file annual, quarterly and current reports and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Notes, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

We “incorporate” into this prospectus information we filed with the SEC in our Annual Report on Form 10-K/A (“Annual Report”) for the fiscal year ended December 31, 2011 filed on November 14, 2012, our Quarterly Report on Form 10-Q for the period ended September 30, 2012 filed on November 7, 2012, our Quarterly Report on Form 10-Q for the period ended June 30, 2012 filed on August 9, 2012, our Quarterly Report on Form 10-Q for the period ended March 31, 2012 filed on May 15, 2012 (“Quarterly Reports”), our Current Report on Form 8-K filed on March 7, 2012, our Current Report on Form 8-K filed on March 15, 2012 and our Current Report on Form 8-K filed on June 25, 2012 (“Current Reports”). This means that we disclose important information to you by referring you to our Annual Report for the fiscal year ended December 31, 2011, our Quarterly Report for the period ended September 30, 2012 and our Current Reports on Form 8-K filed on March 7, 2012, March 15, 2012 and June 25, 2012, which are available on our website,  www.prosper.com . The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus automatically updates and supersedes previously filed information.

You may request a copy of our Annual Report, Quarterly Reports and our Current Reports, which will be provided to you at no cost, by writing, telephoning or emailing us. Requests should be directed to Customer Support, 111 Sutter St, 22nd Floor, San Francisco, CA 94104; telephone number (415) 593-5400; or emailed to support@prosper.com. In addition, our Annual Reports and Quarterly Reports are available on our website, www.prosper.com.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including our financial statements and related notes, and the risk factors beginning on page 22, before deciding whether to purchase our Notes.

Prosper provides a peer-to-peer online credit platform, which we refer to as our “platform,” that enables its borrower members to borrow money and its lender members to purchase Notes issued by Prosper, the proceeds of which facilitate the funding of specific loans made to borrower members.

About the Platform

Our platform is an online marketplace that permits our lender members to bid on loan listings and purchase Notes from Prosper that are dependent for payment on payments we receive on the corresponding borrower loans described in the listings. All listings on our platform are posted by individual consumer members of Prosper requesting individual consumer loans, which we refer to as “borrower listings” or “listings” and “borrower loans,” respectively. We refer to Prosper’s individual borrower members as “borrowers.”

Each listing sets forth the desired loan amount, interest rate and corresponding yield percentage, the minimum amount of total bids required for the loan to fund, the Prosper Rating and estimated loss rate for the listing, debt-to-income ratio, certain credit information from the borrower’s credit report, the borrower’s numerical credit score range, the borrower’s self-reported annual income range, occupation and employment status, and the borrower’s group affiliation, if any.

Prosper sets the interest rates for borrower loans based on Prosper Ratings, as well as additional factors, such as estimated loss rates, loan terms, group affiliations, the general economic environment and competitive conditions. The yield percentage on each series of Notes is equal to the interest rate on the related borrower loan, minus Prosper’s servicing fee, currently set at 1%, which Prosper may extend in the future to between 1% and 3%.

Apart from the credit score range and information obtained from a credit report, such as number of accounts delinquent, public records, and other such borrower credit information, none of the information regarding the borrower’s income, financial status, or self-reported credit history is verified by Prosper. Such information is self-reported and should not be relied on by lender members in making investment decisions. Borrower listings may include the borrower’s narrative description of why the loan is being requested and the borrower’s financial situation. Borrowers are identified by a Prosper screen name but are not permitted to disclose in listings their identity or contact information. Listings are displayed publicly on our platform, although certain information is only viewable by members.

Each listing will be assigned a proprietary credit rating by Prosper, referred to as the “Prosper Rating.” The Prosper Rating is a letter that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range for the listing. There are currently seven Prosper Ratings, represented by seven letter scores, but this, as well as the loss ranges associated with each, may change over time as the marketplace dictates. The estimated loss rate for each listing is based on two scores: a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous borrower loans with similar characteristics. We will use these two scores to determine an estimated loss rate for each listing, which correlates to a Prosper Rating. This new rating system allows Prosper to maintain consistency when assigning a rating to a listing. See “About Prosper” for more information.

The Notes. Our lender members will have the opportunity to buy Borrower Payment Dependent Notes issued by Prosper, which are dependent for payment on payments we receive on the corresponding borrower loans.

Lender members access our platform and, by bidding on a loan listing, make purchase commitments for Notes that are dependent for payment on payments we receive on the corresponding borrower loan for that listing. By making a bid on a listing, a lender member is committing to purchase from Prosper a Note in the principal amount of the lender’s winning bid. The lender members who purchase the Notes will designate that the sale proceeds be applied to facilitate the funding of the corresponding borrower loan. The Notes will be special, limited obligations of Prosper only and not obligations of any borrower.

The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding borrower loans or the proceeds of those corresponding borrower loans. If Prosper were to become subject to a bankruptcy or similar proceeding, the holder of a Note would generally have a general unsecured claim against Prosper that may or may not be limited in recovery to such borrower payments. To limit the risk of Prosper’s insolvency, Prosper has granted the trustee under the indenture for the Notes, referred to as the “indenture trustee,” a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited. The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture, which would include Prosper becoming subject to a bankruptcy or similar proceeding. See “Risk Factors—Risks Related to Prosper, Our Platform and Our Ability to Service the Notes.”

Prosper will pay principal and interest on each series of Notes in an amount equal to each such Note’s pro rata portion of the principal and interest payments, if any, Prosper receives on the corresponding borrower loan, net of Prosper’s servicing fee, currently set at 1%, which Prosper may extend in the future to between 1% and 3%. Prosper will pay lender members any other amounts Prosper receives on each corresponding borrower loan, including late fees and prepayments, subject to the servicing fee, except that Prosper will not pay to lender members any non-sufficient funds fees for failed borrower payments or collection fees we or a third-party collection agency charge.

Under the lender member registration agreement, in the event of a material default under a series of Notes due to verifiable identity theft of the named borrower’s identity, Prosper will repurchase the Notes from the lender members. In the event we breach any of our other representations and warranties in the lender registration agreement pertaining to the Notes, and such breach materially and adversely affects a series of Notes, we will either indemnify the lender members, repurchase that series of Notes or cure the breach. See “About Prosper.”

Borrower Loans. Our platform allows our borrower members to request loans by posting listings on the platform indicating a requested loan amount. All borrower loans are unsecured obligations of individual borrower members with a fixed interest rate set by Prosper and a loan term currently set at one, three or five years, which Prosper may extend in the future to between three months to seven years. The minimum and maximum principal amounts for borrower loans are currently $2,000 and $25,000, respectively, but in the future Prosper may permit borrowers to request loans in principal amounts between $500 and $35,000. Lender members may access our platform and bid by indicating that they are willing to purchase Notes relating to the borrower loan in the principal amounts of their respective bids. If at the end of the bidding period the listing has received bids equal to or exceeding the minimum amount required for the loan to fund, a loan will be made to the borrower in an amount equal to the total amount of all winning bids, at the interest rate set by Prosper.

All borrower loans will be funded by WebBank, a Federal Deposit Insurance Corporation (“FDIC”) insured, Utah-chartered industrial bank. After funding a loan, WebBank sells and assigns the loan to Prosper, without recourse to WebBank, in exchange for the principal amount of the borrower loan. WebBank has no obligation to purchasers of the Notes. For all borrower loans, Prosper verifies the borrower member’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases. Borrower listings are posted without our obtaining any documentation of the borrower’s ability to afford the loan. In limited instances, we verify the income, employment, occupation or other information provided by Prosper borrower members in listings. This verification is normally done after the listing has been created and bidding is substantially complete, but before the loan is funded, and therefore the results of our verification are not reflected in the borrower listings.

Borrower loans will be serviced by Prosper. Prosper refers borrower loans that become more than 30 days past-due to a third party collection agency for collection proceedings. For loans that were originated between November 2005 and July 12, 2009, as of December 31, 2011, 11,826 loans or 41% of all borrower loans ever funded have been referred to a collection agency for collection proceedings, and 43% have been greater than 30 days past due at any time; 40% have been greater than 60 days past due at any time. For loans that were originated between July 13, 2009 and December 31, 2011, as of December 31, 2011, 1,461 loans or 8% of all borrower loans ever funded have been referred to a collection agency for collection proceedings and 7% have been greater than 30 days past due at any time; 6% have been greater than 60 past due at any time. See “About Prosper.”

Quick Invest. Our loan search tool, Quick Invest, allows lender members to identify Notes that meet their investment criteria. A lender using Quick Invest is asked to indicate (i) the Prosper Rating or Ratings she wishes to use as search criteria, (ii) the total amount she wishes to invest and (iii) the amount she wishes to invest per Note. Quick Invest then compiles a basket of Notes for her consideration that meet her search criteria. If the pool of Notes that meet her criteria exceeds the total amount she wishes to invest, Quick Invest selects Notes from the pool based on how far the listings corresponding to the Notes have progressed through our loan verification process,  i.e. , Notes from the pool that correspond to listings for which we have completed our loan verification process will be selected first. If the pool of Notes that meet the lender member’s criteria and for which we have completed loan verification still exceeds the amount she wishes to invest, Quick Invest selects Notes from that pool based on the principle of first in, first out,  i.e. , the Notes from the pool with the corresponding listings that were posted on our website earliest will be selected first. If the member’s search criteria include multiple Prosper Ratings, Quick Invest divides the lender’s basket into equal portions, one portion representing each Prosper Rating selected. To the extent available Notes with these Prosper Ratings are insufficient to fill the lender’s order, the lender is advised of this shortfall and given an opportunity either to reduce the size of her order or to modify her search criteria to make her search more expansive. Our Auto Quick Invest feature allows lender members (i) to have Quick Invest searches run on their designated criteria automatically each time new listings are posted on our platform, and (ii) to place bids on any Notes identified by each such search. See “About Prosper.”

Prosper Funding LLC. On February 17, 2012, the Company formed Prosper Funding LLC, a Delaware limited liability company (“PFL”). The Company is the sole member of PFL. PFL has been organized and will be operated in a manner that is intended to minimize the likelihood that it will (i) become subject to bankruptcy proceedings or (ii) be substantively consolidated with the Company, and thus have its assets subject to claims by the Company’s creditors, in the event the Company becomes subject to a bankruptcy proceeding. The Company intends to restructure its platform so borrower loans are held by PFL and PFL issues and sells the borrower payment dependent notes tied to the loans. On March 7, 2012, PFL filed a registration statement on Form S-1 with the SEC for a continuous offering and sale of such notes. After PFL’s registration statement is declared effective, but before PFL commences offering notes pursuant to such registration statement, the Company intends for PFL to assume all outstanding Notes issued by the Company. PFL has not commenced operations as of the date of this prospectus.

Corporate Information

We were incorporated in the State of Delaware in March 2005, and our principal executive offices are located at 111 Sutter Street, 22nd Floor, San Francisco, California 94104. Prosper’s telephone number at this location is (415) 593-5400. Prosper’s website address is  www.prosper.com.  The information contained on our website is not incorporated by reference into this prospectus.

From the launch of our platform in February of 2006 until October 16, 2008, the operation of our platform differed from the structure described in this prospectus and we did not offer Notes. Instead, our platform allowed lender members to purchase, and take assignment of, borrower loans directly. Under that structure the borrower loans were evidenced by individual promissory notes in the amount of each lender member’s winning bid, which notes were thereafter sold and assigned to each lender member with a winning bid, subject to our right to service the borrower loans. In addition, we previously assigned one of seven letter credit grades based on the borrower’s credit score and displayed the borrower’s credit grade in the listing posted on our platform. Commencing July 13, 2009, each listing was assigned a Prosper Rating, which is derived from two scores: a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous borrower loans with similar characteristics.

From October 16, 2008 until July 13, 2009 except for a brief period between April 28, 2009 and May 8, 2009 during which our wholly owned subsidiary Prosper Loans Marketplace, Inc. conducted an intrastate offering under Section 3(a)(11) of the Securities Act to California residents only and no securities were issued, we did not offer lender members the opportunity to make any purchases on our platform. During this time, we also did not accept new lender registrations or allow new loan purchase commitments from existing lender members. We continued to service all borrower loans originated on the platform on or before October 16, 2008, and lender members were able to access their accounts, monitor their borrower loans and withdraw available funds without charge. We also limited the borrowing side of our platform during this period. Borrowers could still request loans, but those loan requests were forwarded to companies that had a pre-existing relationship with Prosper that could make or facilitate a loan to the borrower.

Our historical financial results and much of the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects the structure of our lending platform and our operations prior to July 13, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report for the fiscal year ended December 31, 2011, pages 73-83, which is incorporated by reference in this prospectus.

THE OFFERING

Issuer	Prosper Marketplace, Inc.

Securities offered	Prosper Borrower Payment Dependent Notes, or “Notes,” issued in series, with each series dependent for payment on payments Prosper receives on a specific borrower loan.

Offering price	100% of principal amount of each Note.

Initial maturity date
Maturities are for one, three or five years and match the maturity date of the corresponding borrower loan. Prosper may in the future extend available loan terms to between three months to seven years, at which time the Notes will have terms between three months and seven years.

Final maturity date / Extension of maturity date
The final maturity date of each Note is the date that is one year after the initial maturity date. Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding borrower loan remain due and payable to Prosper upon the initial maturity date, in which case the maturity of the Note will be automatically extended to the final maturity date. If there are any amounts under the corresponding borrower loan still due and owing to us after the final maturity date, we will have no further obligation to make payments on the Notes of the series even if we receive payments on the corresponding borrower loan after the final maturity date. However, because we may, in our sole discretion and subject to our servicing standard, amend, modify, sell to a third-party debt purchaser or charge-off the borrower loan at any time after the 31st day of its delinquency, and because we generally charge-off a loan after it becomes more than 120 days past due, a borrower loan may never reach the final maturity date.

Interest rate	Each series of Notes will have a stated, fixed interest rate equal to its yield percentage determined by Prosper, which is the interest rate for the corresponding borrower loan, net of servicing fees.

Setting interest rate for Notes
Interest rates vary among the Notes, but each series of Notes that corresponds to a single borrower loan will have the same interest rate. Prosper sets the interest rates for borrower loans based on their Prosper Ratings, as well as additional factors such as estimated loss rates, loan terms, group affiliations, the economic environment and competitive conditions. The interest rate on each Note is equal to the interest rate on the corresponding borrower loan, net of servicing fees. See “About Prosper.”

Payments on the Notes
We will pay principal and interest on any Note a lender member purchases in an amount equal to the lender member’s  pro rata  portion of the principal and interest payments, if any, we receive on the corresponding borrower loan, net of servicing fees and other charges. See “—Servicing Fees and Other Charges.” Each Note will provide for monthly payments over a term equal to the corresponding borrower loan. The payment dates for the Notes will fall on the sixth day after the due date for each installment of principal and interest on the corresponding borrower loan. See “Summary of Material Agreements—Indenture as Form of Notes” for more information.

Borrower loans
Lender members will designate Prosper to apply the proceeds from the sale of each series of Notes to Prosper’s purchase of the corresponding borrower loan from WebBank. Each borrower loan is a fully amortizing consumer loan made by WebBank to an individual Prosper borrower member. Borrower loans currently have a term of one, three or five years, but Prosper may in the future extend available loan terms to between three months to seven years. Borrower members may request loans within specified minimum and maximum principal amounts (currently between $2,000 and $25,000, but which may increase to between $500 and $35,000), which are subject to change from time to time. WebBank subsequently sells and assigns the borrower loan to Prosper without recourse to WebBank in exchange for the principal amount of the borrower loan. Borrower loans are repayable in monthly installments and are unsecured and unsubordinated. Borrower loans may be repaid at any time by Prosper borrower members without prepayment penalty. Prosper verifies the borrower member’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases. Borrower listings are posted without our obtaining any documentation of the borrower member’s ability to afford the loan. In limited instances, we verify the income, employment, occupation or other information provided by Prosper borrower members in listings. This verification is normally done after the listing has been created and bidding is substantially completed, but before the loan has funded, and therefore the results of our verification are not reflected in the listings. Prosper is responsible for servicing the borrower loans. See “About Prosper” for more information.

Borrower members are able to use the loan proceeds for any purpose other than buying, carrying or trading in securities or buying or carrying any part of an investment contract security and they warrant and represent that they will not use the proceeds for any such purpose.

Security Interest—Ranking
The Notes will not be contractually senior or contractually subordinated to any other indebtedness of Prosper. All Notes will be unsecured special, limited obligations of Prosper. The Notes do not restrict Prosper’s incurrence of other indebtedness or the grant or imposition of liens or security interests on the assets of Prosper, and holders of the Notes do not have a security interest in the corresponding borrower loan or the proceeds of that loan. Accordingly, in the event of a bankruptcy or similar proceeding of Prosper, the relative rights of a holder of a Note, as compared to the holders of unsecured indebtedness of Prosper, are uncertain. To limit the risk of Prosper’s insolvency, Prosper has granted the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited. The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture, which would include Prosper becoming subject to a bankruptcy or similar proceeding. Only the indenture trustee, not the holders of the Notes, has a security interest in the above collateral. See “Risk Factors—Risks Related to Prosper, Our Platform and Our Ability to Service the Notes” for more information.

Servicing fees and Other Charges
We receive a servicing fee equal to an annualized rate currently set at 1% of the outstanding principal balance of the corresponding borrower loan, but which Prosper may extend in the future to between 1% and 3%, which we deduct from each lender member’s share of the borrower loan payments we receive. Any change to our servicing fee will apply only to Notes offered and sold after the date of the change. Listings set forth the servicing fee charged by Prosper. Because servicing fees reduce the effective yield to lenders, the yield percentage displayed in listings is net of servicing fees.

Any non-sufficient funds fees charged to a borrower’s account will be retained by Prosper as additional servicing compensation. If a borrower loan enters collection, either Prosper or the collection agency will charge a collection fee of between 17% and 40% of any amounts that are obtained, in addition to any legal fees incurred in the collection effort. The collection fee will vary dependent upon the collection agency used. The collection fees charged by the various collection agencies can be accessed through hyperlinks from the bidding page on our platform. These fees will correspondingly reduce the amounts of any payments lender members receive on the Notes and are not reflected in the yield percentage displayed in listings.

We will pay lender members any late fees we receive on borrower loans.

Use of proceeds	We will use the proceeds of each series of Notes to purchase the corresponding borrower loan obtained by the borrower member.

Electronic form and transferability
The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will not be transferable except through the Folio Investing Note Trader platform operated and maintained by FOLIO fn  Investments, Inc., a registered broker-dealer. There can be no assurance that a market for the Notes will develop on the Note Trader platform and, therefore, lender members must be prepared to hold their Notes to maturity. See “About Prosper” for more information.

U.S. federal income tax consequences
Although the matter is not free from doubt, we intend to treat the Notes as our debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, if you hold a Note, you will be required to include OID currently as ordinary interest income for U.S. federal income tax purposes (which may be in advance of interest payments on the Note) if the Note has a maturity date of more than one year, regardless of your regular method of tax accounting. If the Note has a maturity of one year or less, (1) if you are a cash-method taxpayer, in general, you will not have to include OID currently in income on your Note unless you elect to do so, and (2) if you are an accrual-method taxpayer, in general, you will have to include OID currently in income on your Note. You should consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes). See “Material U.S. Federal Income Tax Considerations” for more information.

Financial suitability	To purchase Notes, lender members located in Idaho, Maine, New Hampshire, Oregon, Virginia and Washington must meet one or more of the following suitability requirements:

a.	(i) You must have an annual gross income of at least $70,000; (ii) your net worth must be at least $70,000; and (iii) the total amount of Notes you purchase cannot exceed 10% of your net worth; or

b.	(i) Your net worth must be at least $250,000; and (ii) the total amount of Notes you purchase cannot exceed 10% or your net worth.

Lender members that are residents of California must meet one or more of the following suitability requirements:

a.	(i) You must have had an annual gross income of at least $85,000 during the last tax year; (ii) you must have a good faith belief that your annual gross income for the current tax year will be at least $85,000; and (iii) the total amount of Notes you purchase cannot exceed 10% of your net worth; or
b.	(i) Your net worth must be at least $200,000; and (ii) the total amount of Notes you purchase cannot exceed 10% or your net worth; or
c.	(i) Your net investment in Notes cannot exceed $2,500; and (ii) the total amount of Notes you purchase cannot exceed 10% or your net worth.

For purposes of these suitability requirements, you and your spouse are considered to be a single person. In addition, the following definitions apply:

"annual gross income" means the total amount of money you earn each year, before deducting any amounts for taxes, insurance, retirement contributions or any other payments or expenses;

"net worth" means the total value of all your assets, minus the total value of all your liabilities. The value of an asset is equal to the price at which you could reasonably expect to sell it. In calculating your net worth, you should only include assets that are liquid, meaning assets that consist of cash or something that could be quickly and easily converted into cash, such as a publicly-traded stock. You shouldn't include any illiquid assets, such as homes, home furnishings or cars;

"net investment" means the principal amount of Notes purchased, minus principal payments received on the Notes.

Lender members should be aware that we may apply more restrictive financial suitability standards or maximum investment limits to residents of certain states. If established, before making commitments to purchase Notes, each lender member will be required to represent and warrant that he or she meets these minimum financial suitability standards and maximum investment limits. See “Financial Suitability Requirements” for more information.

The following diagram illustrates the basic structure of our platform for a single series of Notes. This graphic does not demonstrate many details of our platform, including the effect of prepayments, late payments, late fees or collection fees. See “About Prosper” for more information.

Lender Member
Lender Member
Lender Member
Purchase price of Notes, designated to facilitate funding of a selected borrower loan
Notes, providing for payments equal to monthly payments received from borrowers, net of servicing fee of 1.0%
PROSPER Indenture
PROSPER®
INVEST. BORROW. PROSPER.
Monthly payments of principal and interest on corresponding borrower loan
Purchase of selected corre-sponding borrower loan
Non-recourse sale of corresponding borrower loan promissory note
Loan Proceeds
Borrower Member
WebBank
Corresponding borrower loan promissory note

QUESTIONS AND ANSWERS

Q:	Who is Prosper?

A:
Prosper provides a peer-to-peer online credit platform that enables its borrower members to borrow money and its lender members to purchase Notes issued by Prosper, the proceeds of which facilitate the funding of specific loans made to borrower members.

Q:	What is our platform?

A:
Our platform is an online marketplace that permits our lender members to bid on listings and purchase Notes from Prosper that are dependent for payment on payments we receive on the corresponding borrower loans described in the listings. All listings on our platform are posted by individual consumer members of Prosper requesting individual consumer loans, which we refer to as “borrower listings” or “listings” and “borrower loans,” respectively. Each listing sets forth the desired loan amount, borrower interest rate, lender yield percentage, and other information.

Q:	Who is WebBank?

A:
WebBank is an FDIC-insured, Utah-chartered industrial bank that is authorized or permitted to make loans in the states where borrower members reside, and makes all borrower loans originated through our platform.

Q:	What is a borrower listing?

A:
A borrower listing is a request by a borrower member for a borrower loan in a specified amount. In addition to the borrower’s requested loan amount and interest rate, which is set by Prosper, each listing will show the lender’s yield percentage, which will equal the borrower’s interest rate, net of servicing fees, the minimum amount of total bids required for the loan to fund, and the Prosper Rating and estimated loss rate for the listing. The listing will also show the borrower’s numerical credit score range, debt-to-income ratio, summary information from the borrower’s credit report, and self-reported occupation, employment status and range of income information, and may also include the borrower’s narrative description of why the loan is being requested and the borrower’s financial situation. The specific numerical credit score we receive for a borrower from the credit reporting agency is not displayed or disclosed to anyone (including the borrower). A listing may also contain questions asked by lender members about the listing and the borrower member’s responses to those questions. Borrower members are only identified by a Prosper screen name in their listings, and are not permitted to disclose their identity or contact information. Listings may only be created by individuals registered as borrowers on our platform. Listings are displayed publicly on our platform, although certain information is only viewable by registered members.

Q:	What are borrower loans?

A:
Borrower loans are unsecured obligations of individual borrower members with an interest rate determined by Prosper. Borrower loans currently have a term of one, three or five years, but we may in the future extend available loan terms to between three months to seven years. Each borrower loan is originated through our platform, funded by WebBank and sold and assigned to Prosper after it is made in exchange for the principal amount of the corresponding borrower loan. Borrower members may request loans within specified minimum and maximum principal amounts, currently $2,000 and $25,000, respectively, but in the future Prosper may permit borrowers to request loans in principal amounts between $500 and $35,000. Borrower loans are repayable in monthly installments and are unsecured and unsubordinated. Borrower loans may be repaid at any time by borrower members without prepayment penalty. A borrower loan will be made to a borrower member only if the borrower’s listing has received bids equal to or exceeding the minimum amount required for the loan to fund.

Q:	Do lender members make loans directly to borrower members?

A:
No. Lender members do not make loans directly to borrower members. Instead, lender members purchase Notes issued by Prosper, the proceeds of which are designated by the lender members who purchase the Notes to facilitate the funding of the corresponding borrower loan. We use all proceeds we receive from issuances of the Notes to purchase the borrower loans. Even though lender members do not make loans directly to Prosper borrower members, the lender members will nevertheless be wholly dependent on the borrowers for repayment of the Notes. If a borrower defaults on the payment obligations under a borrower loan, Prosper will not have any obligation to make payments to the holders of Notes dependent for payment on that borrower loan.

Q:	Who are our lender members?

A:
Our lender members are individuals and institutions that have the opportunity to buy our Notes. Lender members must register on our website. Any natural person at least 18 years of age who is a U.S. resident with a bank account and a social security number or any institution with a taxpayer identification number can be a lender member and place bids on our platform. During lender registration, potential lender members must agree to a credit profile authorization statement for identification purposes, a tax withholding statement and the terms and conditions of the Prosper website, and must enter into a lender registration agreement with Prosper, which will govern the terms under which a lender member may purchase Notes from Prosper. In order to bid on a listing, a lender member must have funds on deposit in a Prosper funding account in at least the amount of the lender member’s bid.

Q:	Who are borrower members?

Any natural person at least 18 years of age who is a U.S. resident in a state where loans through the platform are available, has a bank account and a social security number, and has registered with Prosper and passed our anti-fraud and identity verification process may be a borrower member. Prosper currently allows borrower members to post listings on our platform regardless of their income. Prosper reserves the right to restrict access to our platform by setting minimum credit or other guidelines for borrowers. Currently, a borrower must have a credit score of at least 640 (before October 16, 2008, the minimum was 520) in order to post a listing on our platform, except that the minimum is 600 for borrower members who (1) had previously obtained a Prosper loan and paid off the loan in full, or (2) are seeking a second loan and are otherwise eligible for a second loan. In the future, Prosper may allow borrowers with a credit score below 640 to post listings as long as bids are made primarily from friends and family.

Q:	What is a bid?

A:
A bid on a listing is a lender member’s commitment to purchase a Note in the principal amount of the lender member’s bid. Lender members “bid” the amount they are willing to commit to the purchase of a Note that is dependent for payment on payments we receive on the borrower loan described in the listing. A lender who wishes to bid on a listing must have funds in the amount of the bid in the Lender member’s funding account at the time the bid is made. Currently, a bid may be between $25 and the full amount of the requested loan amount described in the listing. Once a bid is placed, it is irrevocable, and the amount of the bid may not be withdrawn from the lender member’s funding account, unless the bidding period expires without the listing having received enough bids to be funded.

Q:	What are our Borrower Payment Dependent Notes?

A:
Our lender members may purchase Borrower Payment Dependent Notes, or “Notes,” from Prosper. We will issue the Notes in a series, with each series dependent for payment on payments we receive on a specific borrower loan. The proceeds of each series of Notes are used to purchase the borrower loan upon which that series of Notes is dependent for payment. Each series of Borrower Notes will have a stated interest rate equal to the final yield percentage, as determined by Prosper. The interest rate on the Note will be lower than the interest rate on the corresponding borrower loan because the yield percentage is net of Prosper’s fee for servicing the corresponding borrower loan. We will pay each Note holder principal and interest on the Note in an amount equal to the pro rata portion of the principal and interest payments, if any, we receive on the corresponding borrower loan, net of our servicing fee currently set at 1%, which Prosper may extend in the future to between 1% and 3%. We will also pay the Note holder any other amounts we receive on the borrower loans, including late fees and prepayments, subject to our servicing fee, if any, except that we will not pay the Note holder any non-sufficient funds fees or collection fees we or a third-party collection agency charge. The Notes are special, limited obligations of Prosper only and not the borrowers. The Notes will be unsecured and do not represent an ownership interest in the corresponding borrower loans.

Q:	How are interest rates and payments calculated on the Notes?

A:
The interest rate on a Note is the yield percentage that corresponds to the interest rate determined by Prosper for the related borrower loan. Prosper sets the interest rates for borrower loans based on Prosper Ratings, as well as additional factors, such as estimated loss rates, loan terms, group affiliations, the general economic environment and competitive conditions. The yield percentage on each series of Notes is equal to the interest rate on the related borrower loan, minus Prosper’s servicing fee, currently set at 1%, which Prosper may extend in the future to between 1% and 3%. Payments are in an amount sufficient to amortize the Note amount over the term of the Note at the interest rate set forth in the Note.

Q:	What is Quick Invest?

A:
Our loan search tool, Quick Invest, allows lenders to identify Notes that meet their investment criteria. A lender using Quick Invest is asked to indicate (i) the Prosper Rating or Ratings she wishes to use as search criteria, (ii) the total amount she wishes to invest and (iii) the amount she wishes to invest per Note. Quick Invest then compiles a basket of Notes for her consideration that meet her search criteria. If the pool of Notes that meet her criteria exceeds the total amount she wishes to invest, Quick Invest selects Notes from the pool based on how far the listings corresponding to the Notes have progressed through our loan verification process,  i.e. , Notes from the pool that correspond to listings for which we have completed our loan verification process will be selected first. If the pool of Notes that meet the lender member’s criteria and for which we have completed loan verification still exceeds the amount she wishes to invest, Quick Invest selects Notes from that pool based on the principle of first in, first out,  i.e. , the Notes from the pool with the corresponding listings that were posted on our website earliest will be selected first. If the member’s search criteria include multiple Prosper Ratings, Quick Invest divides her basket into equal portions, one portion representing each Prosper Rating selected. To the extent available Notes with these Prosper Ratings are insufficient to fill the lender’s order, the lender is advised of this shortfall and given an opportunity either to reduce the size of her order or to modify her search criteria to make her search more expansive Our Auto Quick Invest feature allows lender members (i) to have Quick Invest searches run on their designated criteria automatically each time new listings are posted on our platform, and (ii) to place bids on any Notes identified by each such search. See “About Prosper.”

Q:	How does the bidding process work for borrower listings?

A:
A bid on a borrower listing is a lender member’s binding commitment to purchase a Note in the principal amount of the lender member’s bid, should the listing receive bids equal to or exceeding the minimum amount required for the loan to fund. Lender members bid the amount they are willing to commit to purchase a Note dependent for payment on payments we receive on the borrower loan described in the listing. After a listing is posted, lender members can place bids on that listing until the listing has received bids totaling the requested loan amount. Once the listing has received bids totaling the requested loan amount, those bids are the “winning bids” and no further bids can be placed. The maximum length of the bidding period is 14 days. If the listing does not receive bids equal to or exceeding the minimum amount by the close of the fourteenth day after the listing is posted, the listing will terminate and will not be funded.

Q:	Is partial funding of loans permitted?

A:
Yes. When a borrower member creates a loan listing, she may opt for partial funding, which means her loan can be funded if it receives bids for 70% or more of the amount requested. Each loan listing will indicate whether the borrower has opted for partial funding as well as the minimum amount of total bids required for the loan to fund. We may change the percentage threshold for partial funding, which is currently set at 70%, from time to time. Any such change will be disclosed on our website and will only affect listings created after we have implemented such change. See “About Prosper” for more information.

Q:	How does Prosper set interest rates for borrower loans?

A:
Prosper has an interest rate committee, consisting of members of our management team, that meets regularly to set the interest rates for borrower loans. The committee sets rates based on Prosper Ratings, as well as additional factors, such as estimated loss rates, loan terms, group affiliations, the general economic environment and competitive conditions. A table listing the current rates set by the committee is posted on our website. The committee meets to review this table on at least a monthly basis, but may meet more frequently as changes in market conditions and the general economic environment dictate. The yield percentage on each series of Notes is equal to the interest rate on the related borrower loan, minus Prosper’s servicing fee, currently set at 1%, which Prosper may extend in the future to between 1% and 3%. The interest rate set by Prosper for each loan listing, as well as the yield percentage for the corresponding Notes, will be set forth on the listing, as posted on our website, and will also be included in the listing report filed by Prosper for that listing. See “About Prosper” for more information.

Q:	How are the Notes being offered?

A:
We are offering the Notes directly to lender members only through our website for a purchase price of 100% of the principal amount of the Notes. We are not using any underwriters, and there will be no underwriting discounts.

Q:	Will I receive a certificate for my Notes?

A:
No. The Notes are issued only in electronic form. This means that each Note will be stored on our website. You can view a record of the Notes you own and the form of your Notes online and print copies for your records by visiting your secure, password-protected webpage in the “My Account” section of our website.

Q:	Will the Notes be listed on an exchange?

A:	No. The notes will not be listed on any securities exchange.

Q:	Will I be able to sell my Notes?

A:
The Notes will not be transferable except through the Note Trader platform operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer .  There can be no assurance that a market for Notes will develop on the Note Trader platform and, therefore, lender members must be prepared to hold their Notes to maturity. See “About Prosper” for more information.

Q:	Does Prosper verify the listing information provided by borrower members?

A:
We verify the identity of every borrower who obtains a loan through our platform using a combination of documentary and non-documentary methods. We ask each borrower to submit a copy of her current driver’s license, passport or other government-issued, photo identification card, which we authenticate using third-party reference materials. In addition, we compare the information contained in the credit report we obtain for the borrower from a consumer reporting agency with the information contained in the borrower’s application. We also run the borrower’s application information through a fraud database. Finally, we require the borrower to submit bank statements, cancelled checks or other documentary evidence to verify the accuracy of her bank account information. For the small number of borrowers who do not have a current, government-issued photo identification card, we may rely on the other screening processes described above to verify their identity. But we obtain and authenticate photo identification from the great majority of our borrowers, and perform the other processes described above for all borrowers who obtain a loan. If we are unable to verify the identity of a borrower in the manner described above, we will cancel the borrower’s loan listing or pending loan.

In addition to identity verification, we verify income and employment information for a subset of our borrowers based on a proprietary algorithm. The intention of this algorithm is to identify instances where the borrower’s self-reported income is highly determinative of the borrower’s Prosper Rating. The algorithm gives greatest weight to Prosper Rating, loan amount, stated income, and debt-to-income ratio. For the period from July 14, 2009 through December 31, 2011, we verified employment and/or income on approximately 47% of the loans we originated on a unit basis (8,904 out of 19,059) and approximately 67% of our originations on a dollar basis ($75,308,364 out of $113,074,405). If a borrower fails to provide satisfactory information in response to an income or employment verification inquiry, we (a) request additional information from the borrower, (b) cancel the borrower’s listing or (c) refuse to proceed with the funding of the borrower loan.

Where we choose to verify a borrower’s income or employment information, the verification is normally done after the borrower’s listing has already been posted. This allows Prosper to focus its verification efforts on the listings most likely to fund, and increases the percentage of funded loans that are subject to verification. When we identify inaccurate employment or income information in a borrower’s application or listing that has resulted in the borrower obtaining a different Prosper Rating or interest rate for her loan than she would have obtained if she had provided the correct information, we cancel the listing. If we identify inaccurate information in the borrower’s listing that does not trigger cancellation of the listing, we do not update the listing to include the corrected information. Our participation in funding loans on the platform from time to time has had, and will continue to have, no effect on our income and employment verification process, the selection of loan requests verified or the frequency of income and employment verification. Please see “About Prosper” for further information.

Q:	Will lender members have access to financial statements, financial histories or any other financial information of the borrower members?

A:
No. Lender members do not have access to financial statements, financial histories or any other financial information of the borrower members. Borrower members may elect to provide financial information in their listing description, or in response to lender members’ questions, but such information is not verified.

Q:	Are the Notes secured by any collateral?

A:
No. All Notes will be unsecured special, limited obligations of Prosper. The Notes do not restrict Prosper’s incurrence of other indebtedness or the grant or imposition of liens or security interests on the assets of Prosper, and holders of the Notes do not have a security interest in the corresponding borrower loan or the proceeds of that loan. To limit the risk of Prosper’s insolvency, Prosper has granted the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited. The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture, which would include Prosper becoming subject to a bankruptcy or similar proceeding. Only the indenture trustee, not the holders of the Notes, has a secured claim to the above collateral.

Q:	Does Prosper or WebBank participate in the platform as a lender member?

A:
From time to time, Prosper may fund portions of loan requests on its platform and hold any related Notes it purchases for its own account. Any Prosper bid on a loan will be made public in the same manner in which bids by other bidders are made public. In addition, loans upon which Prosper bids will be identified to other bidders in a manner that is intended to make Prosper’s direct participation in the bidding clear. Prosper will participate in loans on its platform on the same terms and conditions as other potential lenders on the platform. In some cases, Prosper’s participation in a loan may cause the loan to fund, and in some cases, fund faster, than it would fund in the absence of Prosper’s participation. The amount that Prosper may choose to fund of any particular loan may vary significantly and Prosper reserves the right to fund up to the entire amount of a given loan request. WebBank does not participate in our platform as a lender member. The directors or executive officers of Prosper have in the past and may in the future participate in their individual capacities as lender members on our platform. WebBank is the originating lender on all borrower loans made through our platform, and then sells and assigns the borrower loans to Prosper.

Q:	Do lender members need to be licensed as a consumer lender or finance company?

A:
Our platform is designed and structured in a manner such that the activities performed by lender members on our platform do not trigger state lending or finance company licensing requirements. States that have lending or finance company licensing laws normally require a lending license for persons who engage in the business of making loans. All borrower loans originated on our platform are made by WebBank, and WebBank is the named lender on all promissory notes representing borrower loans. Prosper performs its identity and anti-fraud verification process on all borrower loans and services the borrower loans. WebBank is the originating lender and has authority to make borrower loans in all states where loans through the platform are available. Persons who register as lender members do not lend money, but rather purchase Notes issued by Prosper. The proceeds of the sale of Notes are not disbursed to borrowers. See “Government Regulation—Regulation and Consumer Protection Laws” for more information and “Risk Factors—Risks Inherent in Investing in the Notes” for more information.

Q:	Can borrower members have more than one loan outstanding at any one time?

A:
Yes. Borrower members may have up to two borrower loans originated through the platform outstanding at any one time, provided that the aggregate outstanding principal balance of both borrower loans does not exceed the then-current maximum allowable loan amount for borrower loans (currently $25,000, but which may increase to $35,000 in the future). If a borrower member with a loan originated through the platform outstanding posts a listing for a second loan through the platform, the listing will disclose that the borrower member has a loan originated through the platform outstanding. Currently, to be eligible to obtain a second borrower loan while an existing loan is outstanding, the borrower member must satisfy additional criteria. See “About Prosper” for more information.

Q:	How much money can lender members bid on our platform?

A:
Our platform currently allows lender members to bid as little as $25 and as much as the full amount of any particular listing, up to an aggregate amount of $5,000,000 for individuals and $50,000,000 for institutions.

Q:	What is a Prosper Rating?

A:
Each listing will be assigned a proprietary credit rating by Prosper, referred to as the Prosper Rating. The Prosper Rating is a letter that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range. There are currently seven Prosper Ratings, represented by seven letter scores, but this, as well as the loss ranges associated with each, may change over time as the marketplace dictates. The Prosper Rating will be derived from two scores: a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous borrower loans with similar characteristics. The use of these two scores will determine an estimated loss rate for each listing, which correlates to a Prosper Rating. This rating system allows Prosper to maintain consistency when assigning a rating to each listing. See “About Prosper” for more information.

Q:	Under what circumstances is Prosper required to offer to repurchase the Notes or indemnify lender members?

A.
Under the lender registration agreement, in the event of a material default under a series of Notes due to verifiable identity theft of the named borrower’s identity, Prosper will repurchase the Notes and credit the lender members’ accounts with the remaining unpaid principal balance of the Notes. The determination of whether verifiable identity theft has occurred is in our sole discretion. In the event we breach any of our other representations and warranties in the lender registration agreement pertaining to the Notes, and such breach materially and adversely affects a series of Notes, we will either indemnify the lender members, repurchase the series of Notes or cure the breach. The limited circumstances where this may occur include (1) the failure of the corresponding borrower loan to materially comply at origination with applicable federal and state law, (2) the listing corresponding to the Note contains a Prosper score different from the score calculated by Prosper for that listing, or (3) Prosper incorrectly applying its formula to determine the Prosper score, resulting in a Prosper Rating different from the Prosper Rating that should have appeared in the listing. Prosper is not, however, under any obligation to cure, indemnify or repurchase a series of Notes because of the Prosper score or Prosper Rating for any other reason. See “About Prosper.”

Q:	Why did Prosper revise its credit grading system?

A:
We revised our credit grading system prior to the relaunch of our platform in July 2009. The goal of the Prosper Rating system is to have our ratings align with loss rate tiers, rather than simply with credit score tiers, to facilitate understanding among lender members and to maintain consistency across listings.

Q:	What is a debt-to-income ratio?

A:
Part of a borrower’s credit profile displayed in listings is a debt-to-income ratio (or DTI). DTI is a measurement of the borrower’s ability to take on additional debt. This number takes into consideration how much debt the borrower has or will have, including the borrower loan. The DTI is expressed as a percentage and is calculated by dividing the borrower’s monthly income into his or her monthly debt payments, including the debt resulting from the borrower loan being requested. Debt amounts are taken from the borrower’s credit report without verification and exclude monthly housing payments. The borrower’s income is self-reported and not verified by Prosper.

Q:	How do lender members receive payments on the Notes?

A:
All payments on the Notes are processed through our platform. If and when we make a payment on a Note, the payment will be deposited in the lender member’s Prosper account. Lender members may elect to have available balances in their Prosper account transferred to their bank account at any time, subject to normal execution times for such transfers (generally 2-3 days).

Q:	What are the fees and charges withheld from borrower loan payments and retained by Prosper?

A:
Servicing fees charged by Prosper are deducted from loan payments received on borrower loans, and reduce the lenders’ effective yield. This reduction will be automatically taken into account by our platform in calculating the yield percentage displayed in listings. See “About the Loan Platform—Loan Servicing and Collection” for more information.

Any non-sufficient funds fees charged to a borrower’s account will be retained by Prosper and will not be remitted to you. If collection action is taken in respect of a borrower loan, Prosper or the collection agency will charge a collection fee of between 17% and 40% of any amounts that are obtained, in addition to any legal fees incurred in the collection effort. The collection fee will vary dependent upon the collection agency used. In addition, any legal fees incurred in connection with collection efforts will be deducted from any borrower loan payments Prosper receives. These fees will correspondingly reduce the amounts of any payments lender members receive on the Notes. You will receive all other amounts Prosper receives on borrower loans, including late fees and prepayments, subject to our servicing fees.

Q:	What happens if a borrower misses a payment or does not repay the borrower loan?

A:
Borrowers who miss payments face the same consequences as they would if they missed payments on any similar form of bank or other commercial credit obligation, including in most cases the reporting of late payments to consumer reporting agencies. Borrowers may also incur late fees for missed or delinquent payments, to the extent allowed by applicable law. Late fees collected by Prosper on borrower loans are passed on to the lender members who own the Notes dependent for payment on that borrower loan.

Q:	What guarantees do lender members have that a Note will be paid?

A:	There are no guarantees that a Note will be paid. See “Risk Factors—Risks Related to Borrower Default” for more information.

Q:	Can lender members collect on late payments themselves?

A:
No. Under the lender registration agreement, each lender member agrees that under no circumstances may a lender member attempt collection of a late payment, or any amounts owing on a borrower loan corresponding to their Note, themselves. Lender members must depend on Prosper or third-party collection agents to pursue collection on delinquent borrower loans. If collection action must be taken in respect of a borrower loan, Prosper or the collection agency will charge a collection fee of between 17% and 40% of any amounts that are obtained, in addition to any legal fees incurred in the collection effort. These fees will correspondingly reduce the amounts of any payments lender members receive on the Notes.

We are obligated to use commercially reasonable efforts to service and collect borrower loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the borrower loans. When a borrower’s payment is late on a borrower loan, we communicate directly with the borrower to encourage repayment. We normally refer borrower loans that become more than 30 days past-due to a nationally-licensed collection agency, which makes further attempts to collect delinquent amounts and have the borrowers bring the account current. We may, in our sole discretion and subject to our servicing standard, refer a borrower loan to a collection agency, elect to initiate legal action to collect a borrower loan or sell a borrower loan to a third party debt buyer at any time. We may also work with the borrower member to structure a new payment plan for the borrower loan without the consent of any holder of the Notes corresponding to the borrower loan. Borrower loans that become more than 120 days past due are charged off. Depending on market conditions, we either sell charged off loans to an unaffiliated third party debt purchaser or continue to collect on those accounts, and we may in our discretion institute legal proceedings to collect the debt. In servicing borrower loans we may, in our discretion, utilize affiliated or unaffiliated third party loan servicers, collection agencies or other agents or contractors. We report loan delinquencies and charge-offs to consumer reporting agencies, which negatively impacts the borrower’s credit file. Borrowers whose loans are charged off are not permitted to post any further listings on our platform. See “About Prosper” for more information.

Q:	What happens if a borrower repays early?

A:
Borrower members are permitted to make extra payments on, or prepay, their borrower loans in part or in their entirety at any time without penalty. In the event of a prepayment of the entire remaining unpaid principal amount of a borrower loan, lender members will receive their pro-rata share of such prepayment, net of servicing fees, and interest will stop accruing after the date we receive the prepayment. If a borrower partially prepays a borrower loan, we will pay lender members their share of the prepayment amount we receive, net of servicing fees, and the amount of the prepayment will reduce the principal amount on the Note. See “Risk Factors—Risks Inherent in Investing in the Notes” for more information.

Q:	How are the Notes treated for United States federal income tax purposes?

A:
Although the matter is not free from doubt, we intend to treat the Notes as our debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, if you hold a Note, you will be required to include OID currently as ordinary interest income for U.S. federal income tax purposes (which may be in advance of interest payments on the Note) if the Note has a maturity date of more than one year, regardless of your regular method of tax accounting. If the Note has a maturity of one year or less, (1) if you are a cash-method taxpayer, in general, you will not have to include OID currently in income on your Note unless you elect to do so, and (2) if you are an accrual-method taxpayer, in general, you will have to include OID currently in income on your Note. You should consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes). See “Material U.S. Federal Income Tax Considerations” for more information.

Q:	What is a group?

A:
A group can be any collection of people with common interests, including social, cultural, ethnic, professional, educational, athletic, religious, or any other official or unofficial affiliation. Groups may consist of Prosper borrower members, lender members or registered Prosper users who have not taken a role, or any combination of the above. Groups allow people to join together for the common goal of borrowing money at better rates and give borrowers an additional incentive—the borrower’s reputation in the group—to meet their obligation to repay a borrower loan. Prosper does not approve or verify group membership criteria and any claims of group affiliation by Prosper borrower members or lender members may be erroneous.

Q:	What are the benefits of group membership?

A:
Borrower listings identify the group, if any, to which the borrower belongs. Prosper believes that a borrower’s identification with a group may attract bids from lender members with similar interests, resulting in a greater likelihood of loan funding. As discussed above, Prosper does not verify group membership criteria and any claims of group affiliation by Prosper borrower members or lender members may be erroneous.

Q:	Do groups or group leaders guarantee the borrower loans requested by their members?

A:	No. Neither groups nor group leaders guarantee their members’ obligations under any borrower loan in any way. Borrowers are fully responsible for their own credit obligations.

Q:	Do groups or group leaders make bidding decisions or set rates for borrower loans requested by their members?

A:
No. Neither groups nor group leaders make bidding decisions or set interest rates, although we may take group affiliation into account in setting interest rates for borrower loans. See “About Prosper” for more information.

Q:	How is Prosper regulated?

A:
The servicing of Notes and the corresponding borrower loans is subject to state and federal regulation. Prosper and the borrower loans originated on our platform must comply with applicable state laws, including licensing and disclosure requirements. In addition, in connection with the origination and servicing of borrower loans, we must comply with the federal Consumer Credit Protection Act, including, as applicable, the Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Electronic Fund Transfer Act, as well as the federal Electronic Signatures in Global and National Commerce Act (ESIGN), and other federal and state laws governing privacy and data security and prohibiting unfair or deceptive business practices. We are subject to examination, supervision, and potential regulatory investigations and enforcement actions by state and federal agencies, such as the Federal Trade Commission, that administer the federal consumer protection laws. See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

Q:	How is WebBank regulated?

A:
WebBank’s lending activities are subject to state and federal regulation. WebBank and the borrower loans it makes must comply with applicable state lending laws, to the extent such laws are not preempted by federal law applicable to state-chartered industrial banks. In addition, WebBank must comply with the federal Consumer Credit Protection Act, including, as applicable, the Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Electronic Fund Transfer Act, as well as the federal Electronic Signatures in Global and National Commerce Act (ESIGN), and other federal and state laws governing privacy and data security and prohibiting unfair or deceptive business practices. WebBank is subject to examination, supervision, and potential regulatory investigations and enforcement actions by state agencies that regulate Utah-chartered industrial banks, and federal agencies, such as the FDIC, that regulate industrial banks and administer the federal consumer protection laws. See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

Q:	How does Prosper make money from our platform?

A:
Each time a borrower loan is funded, the borrower is charged a transaction fee equal to a specified percentage (currently between 0.5% and 4.5%) of the amount of the borrower loan. Transaction fees on borrower loans are subject to change from time to time. The transaction fee on borrower loans is paid by the borrower out of the proceeds of the borrower loan at the time the borrower loan is funded. The transaction fee is paid to WebBank, and WebBank, in turn, pays Prosper amounts equal to the transaction fees as compensation for its loan origination activities. In addition, Prosper currently charges lender members a servicing fee equal to an annualized rate currently set at 1% of the outstanding principal balance of the corresponding borrower loan, but which Prosper may extend in future to between 1% and 3%, which we deduct from each lender member’s share of the borrower loan payments.

Q:	Are there any risks associated with an investment in the Notes?

A:
Yes. The Notes are highly risky and speculative. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors—Risks Inherent in Investing in the Notes” for more information.

Q:	Will lender members receive payments on the Notes in the event Prosper declares bankruptcy or otherwise experiences financial distress?

A:
If Prosper were to become subject to a bankruptcy or similar proceeding, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited, suspended or stopped even if the borrowers are making payments on the corresponding borrower loans. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding borrower loans or the proceeds of those corresponding borrower loans. The recovery, if any, of a holder on a Note may be substantially delayed. Even funds held by Prosper in an account for the benefit of the holders of Notes may potentially be at risk. To limit the non-payment risk in connection with Prosper’s insolvency, Prosper has granted the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited. The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture, which would include Prosper becoming subject to a bankruptcy or similar proceeding. Only the indenture trustee, not the holders of the Notes, has a secured claim to the above collateral. See “Risk Factors—Risks Related to Prosper, Our Platform and Our Ability to Service the Notes” for more information.

Q:	What if Prosper were to go out of business?

A:
If Prosper were to go out of business, no new borrower loans would be created and we would assign our servicing obligations to a suitable third party loan servicer. All existing Notes would be serviced to completion by such third party loan servicer. The third party loan servicer would take over the administrative responsibilities related to the Notes, such as the collection and transfer of borrower loan payments, providing timely payment notices, monthly lender member statements and required tax documentation, overseeing the collection of delinquent borrower loans, and reporting payment performance to consumer reporting agencies. We have entered into a back-up servicing agreement with a loan servicing company that is willing and able to transition servicing responsibilities in the event we can no longer do so. The third party is a financial services company that has extensive experience and knowledge entering into successor loan servicing agreements. They will also provide monthly investor reports on our loan servicing activity that will be available to Note holders. If Prosper is unable to assign its servicing obligations to a suitable third party loan servicer, borrowers would still be obligated to make payments on their borrower loans, but a lender member’s ability to receive payments on the Notes may be substantially impaired. See “Risk Factors—Risks Related to Prosper, Our Platform and Our Ability to Service the Notes” for more information.

Q:	What if WebBank were to go out of business?

A:
If WebBank were to go out of business and Prosper was unable to identify and reach agreement with a suitable state-chartered or federally-chartered bank to take the place of WebBank, loans would be made by Prosper under the authority of its state lending licenses or other applicable state law. See “Risk Factors—Risks Relating to Compliance and Regulation—We rely on our agreement with WebBank to originate loans to borrower members on a uniform basis throughout the United States” for more information.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “intend,” “anticipate,” “plan,” “continue” or similar expressions. In particular, information appearing under “Business,” “Risk Factors” in this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report for the fiscal year ended December 31, 2011, pages 73 to 83, which are incorporated by reference in this prospectus, includes forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

•	the performance of the Borrower Payment Dependent Notes or “Notes”, which, in addition to being speculative investments, are special, limited obligations that are not secured, guaranteed or insured;

•	our ability to make payments on the Notes, including in the event that borrowers fail to make payments on the corresponding loans;

•	the reliability of the information about borrowers that is supplied by borrowers;

•	our ability to service the loans, and the ability of Prosper or a third party debt collector to pursue collection against any borrower, including in the event of fraud or identity theft;

•	credit risks posed by the credit worthiness of borrowers, the lack of a maximum debt-to-income ratio for borrowers, and the effectiveness of Prosper’s credit rating systems;

•	actions by some borrowers to defraud lender members and risks associated with identity theft;

•	our limited operational history and lack of significant historical performance data about borrower performance;

•	the impact of current economic conditions on the performance of the Notes and loss rates of the Notes;

•	payments by borrowers on the loans in light of the facts that the loans do not impose restrictions on borrowers and do not include cross-default provisions;

•	our compliance with applicable local, state and federal law, including the Investment Advisers Act of 1940, the Investment Company Act of 1940 and other laws;

•	potential efforts by state regulators or litigants to characterize us, rather than WebBank, as the lender of the loans originated through our platform;

•	the application of federal and state bankruptcy and insolvency laws to borrowers and to Prosper;

•	the impact of borrower defaults and prepayments on the return on the Notes;

•	the lack of a public trading market for the Notes and the ability to resell the Notes on the Note Trader platform;

•	the federal income tax treatment of an investment in the Notes;

•
our ability to prevent security breaches, disruptions in service, and comparable events that could compromise the personal and confidential information held on our data systems, reduce the attractiveness of our platform or adversely impact our ability to service loans;

•	the resolution of pending litigation involving Prosper, including any state or federal securities litigation; and

•	our ability to compete successfully in the peer-to-peer and consumer lending industry.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

All forward-looking statements speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

RISK FACTORS

Investing in our securities involves significant risks. Please read carefully the section entitled “Item 1A. Risk Factors” beginning on page 48 of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, previously filed with the SEC and incorporated by reference into this prospectus, and the sections entitled “Item 1A. Risk Factors” included in any subsequent Annual or Quarterly Report that may be incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

We will use the proceeds of each series of Notes to facilitate the funding of a borrower loan through our platform designated by the lender members purchasing such series of Notes. We will use the proceeds of each series of Notes to purchase the corresponding borrower loan. Proceeds of the sale of Notes are paid to WebBank for the purchase of these borrower loans by Prosper from WebBank. See “About Prosper” for more information.

PLAN OF DISTRIBUTION

We will offer the Notes to our lender members at 100% of their principal amount. The Notes will be offered only by Prosper through the Prosper website, and there will be no underwriters or underwriting discounts. See “About Prosper” for more information.

FINANCIAL SUITABILITY REQUIREMENTS

The Notes are highly risky and speculative. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. Our platform currently allows lender members to bid as little as $25 and as much as the full amount of any particular listing, up to an aggregate amount of $5,000,000 for individuals and $50,000,000 for institutions.

To purchase Notes, lender members located in Idaho, Maine, New Hampshire, Oregon, Virginia and Washington must meet one or more of the following suitability requirements:

a.	(i) You must have an annual gross income of at least $70,000; (ii) your net worth must be at least $70,000; and (iii) the total amount of Notes you purchase cannot exceed 10% of your net worth; or

b.	(i) Your net worth must be at least $250,000; and (ii) the total amount of Notes you purchase cannot exceed 10% or your net worth.

Lender members that are residents of California must meet one or more of the following suitability requirements:

a.
(i) You must have had an annual gross income of at least $85,000 during the last tax year; (ii) you must have a good faith belief that your annual gross income for the current tax year will be at least $85,000;  and  (iii) the total amount of Notes you purchase cannot exceed 10% of your net worth; or

b.	(i) Your net worth must be at least $200,000; and (ii) the total amount of Notes you purchase cannot exceed 10% or your net worth; or

c.	(i) Your net investment in Notes cannot exceed $2,500; and (ii) the total amount of Notes you purchase cannot exceed 10% or your net worth.

For purposes of the suitability requirements described above, you and your spouse are considered to be a single person. In addition, the following definitions apply:

"annual gross income" means the total amount of money you earn each year, before deducting any amounts for taxes, insurance, retirement contributions or any other payments or expenses;

"net worth" means the total value of all your assets, minus the total value of all your liabilities. The value of an asset is equal to the price at which you could reasonably expect to sell it. In calculating your net worth, you should only include assets that are liquid, meaning assets that consist of cash or something that could be quickly and easily converted into cash, such as a publicly-traded stock. You shouldn't include any illiquid assets, such as homes, home furnishings or cars;

"net investment" means the principal amount of Notes purchased, minus principal payments received on the Notes.

We are seeking to register the offer and sale of our Notes in the District of Columbia and in all states except Alabama, Kansas, Kentucky, Maryland, New Jersey, North Carolina, Texas and Vermont. As part of this process, we expect that states in addition to those referenced above, will impose minimum financial suitability standards and maximum investment limits for lender members who reside in their states. Should this occur we will set forth these requirements in a supplement to this prospectus. Under the lender registration agreement, lender members are required to represent and warrant that they satisfy the applicable minimum financial suitability standards and maximum investment limits of the state in which they reside. Lender members who fail to satisfy any such requirements will not be permitted to purchase Notes.

ABOUT PROSPER

See “Item 1. Business” beginning on page 1 of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, which is incorporated by reference into this prospectus.

SUMMARY OF MATERIAL AGREEMENTS

Indenture and Form of Notes

General

Borrower Payment Dependent Notes or “Prosper Borrower Notes,” or “Notes” will be issued in series under the indenture entered into between Prosper and Wells Fargo Bank, National Association. Each series of Notes will correspond to one borrower loan. Each series of Notes are dependent for payment on payments we receive on one borrower loan.

All Notes will be U.S. dollar denominated, fully amortizing and have a fixed rate of interest. The Notes will have a stated interest rate that is the same as the yield percentage for the corresponding borrower loan and an aggregate stated principal amount equal to the principal amount of the corresponding borrower loan. Notwithstanding the foregoing, we have no obligation to make any payments on the Notes unless, and then only to the extent that, we have received payments on the corresponding borrower loan. The Notes will also be subject to full or partial prepayment without penalty.

The indenture will not limit the aggregate principal amount of Notes that Prosper can issue under the indenture, but each series of Notes will be effectively limited to the maximum allowable principal amount (currently $25,000, but which may increase to $35,000 in the future) of a borrower loan. If in the future we change the maximum allowable borrower loan amount, then the maximum aggregate principal amount of Notes per series would also increase. We will use all proceeds we receive from sales of the Notes to purchase the corresponding borrower loans from WebBank.

Maturity Dates

Prosper Borrower Notes currently have a term of one, three or five years, but Prosper may in the future extend available maturity dates to between three months and seven years. If there are amounts owing to Prosper in respect of the corresponding borrower loan at the initial maturity of a Note, the term of the Note will be automatically extended by one year, which we refer to as the “final maturity,” to allow the Note holder to receive any payments that we receive on the corresponding borrower loan after the maturity of the corresponding borrower loan. However, because we may, in our sole discretion and subject to our servicing standard, amend, modify, sell to a third-party debt purchaser or charge off the borrower loan at any time after the 31st day of its delinquency, and we generally will charge off a loan after it becomes more than 120 days past due, such borrower loan may never reach the final maturity date. Following the final maturity of a Note, the holder of that Note will have no right to receive any further payments from Prosper even if the borrower under the corresponding borrower loan, or a bankruptcy trustee, subsequently remits payments to Prosper or the servicer of the borrower loan.

Ranking

The Notes will be unsecured special, limited obligations of Prosper. Prosper will be obligated to make payments on each Note in a series only if and to the extent that Prosper receives principal or interest payments from the borrower on the corresponding borrower loan purchased by Prosper with the proceeds of that series, and such borrower loan payments will be shared ratably among all owners of Notes of the series, subject to Prosper’s servicing fees. In the event of a bankruptcy or similar proceeding of Prosper, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of Prosper with respect to payment from the proceeds of the borrower loan corresponding to that Note or other assets of Prosper is uncertain. To limit the risk of Prosper’s insolvency, Prosper has granted the trustee under the indenture for the Notes, referred to as the “indenture trustee,” a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited. The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture.

The indenture does not contain any provisions that limit Prosper’s ability to incur indebtedness in addition to the Notes.

Payments and Paying Agents

Subject to the limitations described below under “Limitations on Payments,” we will make payments of principal and interest on the Notes upon receiving borrower loan payments in respect of the corresponding borrower loan, in accordance with the payment schedule for each Note. Each Note will have a payment schedule providing for monthly payments over a term equal to the corresponding borrower loan. The payment dates will fall on the sixth day after the due date for each installment of principal and interest on the corresponding borrower loan.

We request an ACH payment from a borrower on the business day prior to the payment due date, and normally receive payment the following business day. A borrower’s loan payment is initially deposited in our servicing account upon receipt and is not distributed to the lender member’s funding account until the sixth business day after the ACH payment was requested and the short return window for ACH funds has expired. Lender members can review their account statements online and see if they received payment on the Notes on the sixth business day. Upon maturity of the Note, the same process occurs. Although payment to lender members under the Notes is made six business days after the applicable payment and maturity date, Prosper treats the payment date and maturity date of the Note to be the same as the dates set forth in the corresponding borrower loan.

The stated interest rate on each Note will be the lender yield percentage set forth in the loan listing. The yield percentage that lender members bid is net of the servicing fee applicable to the loan described in the listing. The stated interest rate on each Note will not be the same as the interest rate on the corresponding borrower loan because it takes into account the servicing fee. Interest will be computed on the Notes in the same manner as the interest on the corresponding borrower loans is computed.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (1) not a day on which the Automated Clearing House system operated by the U.S. Federal Reserve Bank (the “ACH System”) is closed and (2) not a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated to close.

Limitations on Payments

Subject to the servicing fees described below, any amounts received from borrowers on borrower loans will be forwarded by Prosper to the holder of the Notes corresponding to the borrower loan. Each Note holder’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the amounts received by Prosper in connection with the corresponding borrower loan, including without limitation, all payments or prepayments of principal and interest, subject to servicing fees charged by Prosper. As compensation for servicing the borrower loans and Notes, Prosper shall be entitled to retain from payments received on the borrower loans a servicing fee calculated by the application of an annual servicing fee rate applied to the outstanding principal balance of the Notes. Prosper’s servicing fee rates are subject to change from time to time, and are posted in the  Fees and Charges  section of the Prosper website. Prosper will service the Notes and the corresponding borrower loans, and currently charges lenders a servicing fee in an amount equal to an annualized rate currently set at 1.0% of the outstanding principal balance of the corresponding borrower loan, which Prosper may extend in the future to between 1% and 3%. Servicing fees will reduce the effective yield on borrower loans below the borrower interest rate. The servicing fee rate will be disclosed in all borrower listings. The servicing fee is payable on all payments received on borrower loans corresponding to the Notes, including without limitation partial payments made toward a borrower’s loan. Prosper will not pay Note holders any non-sufficient funds fees or collection fees it or a third-party charge, and such fees will be retained by the party receiving the fee as additional servicing compensation. Prosper will pay Note holders any late fees it receives on corresponding borrower loans. Any prepayments received on borrower loans will be paid ratably to the corresponding Note holders.

The “non-sufficient funds fee” is a fee charged by Prosper or a third-party servicer or collection agency when a payment request is denied or a check is returned unpaid for any reason, including but not limited to, insufficient funds in the borrower member’s bank account or the closing of that bank account. The non-sufficient funds fee currently charged by Prosper on borrower loans is $15 or such lesser amount permitted by law. To the extent we do not receive the anticipated payments on a borrower loan, we will not make any payments on the Notes related to that borrower loan, and a holder of a Note will not have any rights against Prosper or the borrower member in respect of the Note or the corresponding borrower loan.

Prepayments

To the extent that a borrower member prepays a borrower loan, such prepayment amount will be a borrower loan payment, and holders of Notes corresponding to that borrower loan will be entitled to receive their pro rata shares of the prepayment, net of applicable servicing fees.

Mandatory Redemption

Upon the occurrence of a confirmed identity fraud incident with respect to a borrower loan, Prosper will redeem all of the Notes of the series corresponding to such borrower loan for 100% of the remaining outstanding principal amount of such Notes. An “identity fraud incident” means that the corresponding borrower loan has been obtained as a result of verifiable identity theft on the part of the purported borrower member. We may, in our discretion, require proof of the identity theft, such as a copy of the police report filed by the person whose identity was wrongfully used to obtain the borrower loan.

Servicing Covenant

We are obligated to use commercially reasonable efforts to service and collect borrower loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the borrower loans. If we refer a delinquent borrower loan to a collection agency within five (5) business days after it becomes thirty days past-due, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts. We may, in our sole discretion and subject to our servicing standard, refer a borrower loan to a collection agency, elect to initiate legal action to collect a borrower loan or sell a borrower loan to a third party debt buyer at any time. We may also work with the borrower member to structure a new payment plan for the borrower loan without the consent of any of the corresponding Note holders. We are obligated to use commercially reasonable efforts to maintain backup servicing arrangements for the borrower loans. In servicing borrower loans, we may, in our discretion, utilize affiliated or unaffiliated third party loan servicers, collection agencies or other agents or contractors. We are obligated to use commercially reasonable efforts to service and collect the borrower loans in accordance with prudent industry standards for loans of the same general type and character. Any modification or restructuring of borrower payment terms must be done in compliance with this servicing standard, which means that the servicer must make a reasonable and prudent determination that any such modification is not materially adverse to the interests of the Note holders. The modifications contemplated by this servicing provision would be in situations, common to loan servicing industry practices, where a reasonable forbearance or extension of time for payment to be received would prevent a borrower from defaulting entirely on the loan or filing for bankruptcy. From the Note holder’s perspective, such modifications would only be employed in situations where a greater loss would be avoided.

In the event the terms of any borrower loan are modified, we will notify the corresponding Note holders via email of the material terms of the borrower loan modifications and the effect such changes will have on their Notes, including changes to payments they will receive under the Notes.

Notification Requirements

We keep lender members apprised of the delinquency status of borrower loans by identifying delinquent loans on our website as “1 month late,” “2 months late,” “3 months late,” or “current.” Borrower loans that become more than 120 days overdue are charged off and designated as such on our website. Lender members are able to monitor the borrower loans corresponding to their Notes, but cannot participate in or otherwise intervene in the collection process.

If a default with respect to the Notes of any series occurs and is continuing, and if it is known to the indenture trustee, the trustee is required to notify each holder of the Notes within 90 days after it occurs. The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interests of the Note holders, except for defaults caused by Prosper’s failure to make principal and interest payments when required.

In addition, if required by Section 313(a) of the Trust Indenture Act of 1939, within 60 days after each May 15, the Trustee shall mail or transmit electronically to each Note holder a brief report dated as of such May 15 that complies with Trust Indenture Act Section 313(a).

Consolidation, Merger, Sale of Assets

The indenture prohibits us from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

•
the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust and it expressly assumes our obligations with respect to the outstanding Notes by executing a supplemental indenture;

•	immediately after giving effect to the transaction, no default shall have occurred or be continuing; and

•
we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

We will issue the Notes only in registered form and only in electronic form. This means that each Note will be stored on our website. You can view a record of the Notes you own and the form of your Notes online and print copies for your records, by visiting your secure, password-protected webpage in the “My Account” section of our website. We will not issue certificates for the Notes. Lender members will be required to hold their Notes through our electronic Note register.

The laws of some states in the United States may require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability of such persons to purchase Notes. We reserve the right to issue certificated Notes only if we determine not to have the Notes held solely in electronic form.

We and the indenture trustee will treat the lender members in whose names the Notes are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever with respect to the Notes.

Restrictions on Transfer

The Notes will not be listed on any securities exchange. All Notes must be held by our lender members. The Notes will not be transferable except through the Note Trader platform operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer. Under the terms of the Notes, any transfer of a Note will be wrongful unless (1) the transfer is effected on a trading system that we approve as a Note trading system and (2) the Note has been presented by the registered holder to us or our agent for registration of transfer. The registrar for the Notes, which initially will be us, will not be obligated to recognize any purported transfer of a Note, except a transfer through the trading system or except as required by applicable law or court order. There can be no assurance, however, that a market for Notes will develop on the Note Trader platform, or that the platform will continue to operate. Therefore, lender members must be prepared to hold their Notes to maturity. See “About Prosper” for more information.

No Sinking Fund

The Notes are fully amortizing and will not have the benefit of a sinking fund.

Events of Default

Under the terms of the indenture, any of the following events will constitute an event of default for a series of Notes:

•	our failure to make required payments on the Notes for thirty days past the applicable due date;

•
our failure to perform, or the breach of, any other covenant for the benefit of the holders of the Notes which continues for 90 days after written notice from the indenture trustee or holders of 25% of the outstanding principal amount of the Notes for which such default exists, subject to an additional 90 day cure period; or

•	specified events relating to our bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the indenture if we do not make payments on a series of Notes when a borrower does not make payments on the corresponding borrower loan. In that case, we are not required to make payments on the Notes, so no default occurs. See “Risk Factors—Risks Related to Borrower Default,” for more information. An event of default with respect to one series of Notes is not automatically an event of default for any other series.

To limit the risk of Prosper’s insolvency, Prosper has granted the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited. The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture. Only the indenture trustee, not the holders of the Notes, will have a secured claim to the above collateral.

If an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture, then the stated principal amount of the Notes shall become due and payable immediately without any act by the trustee or any holder of Notes.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the trustee (and without notice to any other holder of Notes), may on behalf of the holders of all Notes of the series waive an existing default with respect to such Notes, except (1) a default in the payment of amounts due in respect of such Notes or (2) a default in respect of a provision of the indenture that cannot be amended without the consent of each holder affected by such waiver. When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

A Note holder may not institute a suit against us for enforcement of such holder’s rights under the indenture or pursue any other remedy with respect to the indenture or the Notes unless:

•	the holder gives the trustee written notice stating that an event of default with respect to the Notes is continuing;

•
the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue a remedy available under the indenture with respect to such default;

•	such holder or holders offer the trustee security or indemnity satisfactory to it against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the notice, request and offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of Notes if:

•	all of the Notes of that series (with certain limited exceptions) have been delivered for cancellation; or

•
all Notes of that series not previously delivered for cancellation have become due and payable or will become due and payable within one year and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity all of the amounts due with respect to those Notes.

In either case, we must also pay or cause to be paid all other sums payable under the indenture by us and deliver to the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

The indenture does not contain any provisions for legal or covenant defeasance of the Notes.

Governing Law

The indenture and the Notes are governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

Prosper has selected Wells Fargo Bank, National Association, to serve as the trustee under the indenture. From time to time, we maintain deposit accounts and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business. If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

Lender Registration Agreement

When a lender member registers on the platform, the lender member enters into a lender registration agreement with us that governs the lender member’s purchases of Notes from us. Under the agreement, we provide the lender member the opportunity through the platform to review borrower loan requests and purchase Notes and instruct us to apply the proceeds from the sale of each Note to facilitate the funding of, and our purchase of, a specific borrower loan the lender member has designated.

Under the agreement, the lender member must commit to purchase a Note prior to the origination of the borrower loan to which the Note corresponds. At the time the lender member commits to purchase a Note by bidding on a listing, the lender member must have sufficient funds in the lender member’s account with us to complete the purchase, and the lender member will not have access to those funds for as long as the lender member is a winning bidder on the listing. Once the lender member makes a purchase commitment by bidding, it is irrevocable. If the borrower listing does not receive purchase commitments for Notes equal to or exceeding the minimum amount required for the requested borrower loan to fund, then we will inform the lender member and release him or her from the purchase commitment.

The lender member agrees that the lender member has no right to collect or attempt to collect from any borrower, directly or through any third party, any amount owing under any of the lender member’s Notes or on any of the corresponding borrower loans.

The lender member acknowledges that the Notes are intended to be debt instruments issued by Prosper that have original issue discount (OID) for U.S. federal income tax purposes and agrees not to take any position inconsistent with that treatment of the Notes for tax, accounting, or other purposes, unless required by law. The lender member also acknowledges that the Notes will be subject to the OID rules of the Internal Revenue Code of 1986, as amended, as described below under “Summary of Material Agreements—Material U.S. Federal Income Tax Considerations—Taxation of Payments on the Notes. ”

Acknowledgments, Representations and Warranties

The agreement describes the limitations on payments on the Notes, and the lender member acknowledges that:

•	payment on the Notes, if any, depends entirely on the receipt of payments by Prosper in respect of the corresponding borrower loan;

•
Prosper does not warrant or guarantee in any manner that the lender member will receive all or any portion of the principal or interest the lender member expects to receive on any Note or realize any particular or expected rate of return;

•	the amount received on a Note, if any, is specifically restricted to payments made by Prosper equal to the payments made by the borrower under the corresponding borrower loan, net of servicing fees;

•	we do not make any representations as to a borrower’s ability to pay and do not act as a guarantor of any corresponding borrower loan or payments by any borrower.

Under the agreement, the lender member represents and warrants to Prosper that:

•
the lender member has not made a decision in connection with any loan requests on our platform on any prohibited basis set forth in the Equal Credit Opportunity Act and Regulation B or any applicable state or local laws, regulations, rules or ordinances concerning credit discrimination;

•
the lender member meets minimum financial suitability standards and maximum investment limits established for the platform or the Note Trader platform, as then in effect, or as set forth in a supplement to the prospectus for residents of the state in which lender member resides, and the lender member agrees to provide us with any additional documentation we may require to verify such compliance;

•	the lender member has received the prospectus and the indenture, including the form of Note;

•
the lender member has the legal competence and capacity, or corporate power and authority, to execute and perform the lender registration agreement, and the lender registration agreement has been duly authorized, executed and delivered;

•
the lender member has complied in all material respects with applicable federal, state and local laws in connection with the lender member's execution and performance of the lender member’s obligations under the lender registration agreement;

•	if the lender member is a legal entity, the execution and performance of the lender registration agreement does not violate any provision of its charter documents; and

•
if the lender member is a legal entity, the execution and performance of the lender registration agreement will not constitute or result in a breach or default under, or conflict with, any legal requirement or any agreement by which the lender member is bound.

Under the agreement, Prosper represents and warrants to the lender member that:

•	we have complied in all material respects with applicable federal, state and local laws in connection with the offer and sale of the Note;

•
each Note has been duly authorized and, following payment of the purchase price by the lender member and electronic execution, authentication and delivery, the Note will constitute a valid and binding obligation of Prosper enforceable against Prosper in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws;

•	prior to a lender member’s purchase of a Note, the loan proceeds will have been fully disbursed to the borrower under the corresponding borrower loan;

•	Prosper has made commercially reasonable efforts to authenticate and verify the identity of the borrower obligated on the borrower loan that corresponds to the Note; and

•
Prosper would offer to indemnify or repurchase a Note from the lender member in the event of a material default under a series of Notes, if the listing describing the Notes contains a Prosper score different from the score calculated by Prosper for that listing, or if we incorrectly apply our formula to determine the Prosper score, resulting in a Prosper Rating different from the Prosper Rating that should have appeared in the listing.

We also represent and warrant to the lender member that in the event of a material default under a Note that is the result of verifiable identity theft of the named borrower’s identity, determined in our sole discretion, that we will repurchase the Note by crediting the lender member’s Prosper funding account with the remaining unpaid principal balance of the Note. Prosper is not required to repurchase a Note under this provision until such Note is at least 120 days past-due, although Prosper may elect to do so earlier in its sole discretion. The lender member agrees that in such circumstances the lender member will have no rights with respect to any such Notes except the crediting of the remaining principal balance of the Note to the lender member’s account.

In addition, we represent and warrant to the lender member, as of the date of the agreement and the date a commitment to purchase a Note is made, that:

•	we are a duly organized and validly existing corporation in good standing under the laws of Delaware and have corporate power to enter into and perform our obligations under the agreement;

•	the agreement has been duly authorized, executed and delivered by Prosper; and

•
the Indenture has been duly authorized by Prosper and qualified under the Trust Indenture Act of 1939 and constitutes a valid and binding agreement of Prosper, enforceable against Prosper in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws.

Remedies

If we breach any of our representations and warranties and such breach materially and adversely affects a lender member’s interest in a Note, we agree to,

•	cure the breach, if the breach is susceptible to cure,

•	repurchase the Note, or

•
indemnify and hold the lender member harmless against all losses (including losses resulting from the nonpayment of the Note), damages, expenses, legal fees, costs and judgments resulting from any claim, demand or defense arising as a result of the breach.

We will determine, in our sole discretion, if a breach is susceptible to cure, whether to cure such breach, repurchase the Note or indemnify the lender member with respect to the Note. If we elect to repurchase a Note, we will pay the lender member an amount equal to the remaining outstanding principal balance of the Note as of the date of repurchase. Upon any repurchase, the Note is transferred and assigned to Prosper, without recourse, and we are authorized to execute any endorsements or assignments necessary to effectuate the transfer and assignment of the Note on behalf of the lender member.

We will notify a lender member within 90 days after we become aware that we have breached our representations and warranties under the agreement such that cure or repurchase of the Note is required, at which time we will notify the lender member of our election to cure the breach or repurchase the note.

We are not obligated to repurchase a Note from a lender member if his or her investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a listing or due to false or inaccurate statements or omissions of fact in a borrower’s listing, whether in credit data, borrower representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the Notes.

Servicing

The agreement provides that we will use commercially reasonable efforts to service and collect the borrower loans in accordance with industry standards customary for loans of the same general type and character as the borrower loans.

The agreement also provides that we will service all Notes, and all borrower loans, both before and after default. Any amounts received by Prosper on borrower loans will be forwarded to the holders of the Notes corresponding to the borrower loan, subject to applicable servicing fees. In servicing borrower loans, we may, in our discretion, utilize affiliated or unaffiliated third party loan servicers, collection agencies or other agents or contractors.

The agreement also provides that referral of a delinquent borrower loan to a collection agency within five (5) business days after it becomes thirty-one days past-due shall be deemed to constitute commercially reasonable servicing and collection efforts. Prosper and any third-party servicer servicing a borrower loan shall have the right, without the lender member’s consent, subject to the foregoing servicing standard, to change the payment date, reduce the principal amount or rate of interest or change the place and manner of making loan payments on a borrower loan, amend or waive any other term of such borrower loan, or charge off any borrower loan that Prosper or a third-party servicer servicing the loan deems uncollectible.

The agreement provides that we shall be entitled to retain from payments received on the borrower loans a servicing fee calculated by the application of an annual servicing fee rate applied to the outstanding principal balance of the Notes, and that our servicing fee rates are posted in the  Fees and Charges  section of the Prosper website, and are subject to change at any time without notice. The applicable servicing fee rate will be disclosed in all listings. The agreement provides that the servicing fee on each Note will be the amount of the servicing fee in effect at the time the listing for the loan corresponding to the Note was posted, and will remain unchanged for the term of the Note.

Servicing fees are payable monthly by deduction from each lender member’s share of a loan payment by the borrower. Lender members will not receive non-sufficient funds fees or collection fees we or a third-party servicer or collection agency charge, and such fees will be retained by the party receiving the fee as additional servicing compensation. We will pay lender members any late fees we receive on borrower loans. Any prepayments received on borrower loans will be paid ratably to the Note holders, subject to applicable servicing fees.

Borrower Registration Agreement

When a borrower member registers on the platform, the borrower member enters into a borrower registration agreement with us that governs any loan obtained by the borrower member. Under this agreement, we provide the borrower member the opportunity through the platform to post loan requests or “listings” for lender members who may be interested in facilitate the funding of a loan to the borrower member by WebBank.

Under the agreement, the borrower member authorizes us to obtain the member’s credit report from a consumer credit reporting agency. The borrower member also authorizes us to verify information on the member’s credit report, and agrees that we may contact third parties to verify any such information. The borrower member authorizes us to obtain this credit report each time the borrower member posts a listing, except that we may not obtain a new credit report when the borrower member posts a listing within thirty (30) days following the posting of an earlier listing.

Under the agreement, to post a listing, the borrower member agrees to provide the amount of the loan requested. The borrower member must also provide his or her annual income, occupation and employment status. In addition, the borrower must indicate whether he wishes to opt for partial funding. Each listing that a borrower member posts is a request for a loan if the listing receives bids equal to or exceeding the minimum amount required for the loan to fund, in an amount equal to the total amount of all winning bids, at the interest rate set by Prosper. The borrower member agrees that he or she will have the right to withdraw the listing at any time prior to expiration of the bidding period; however, the borrower member does not have the right to rescind any loan. Borrower members agree not use the Prosper website to obtain, or attempt to obtain, a loan for someone other than themselves.

Under the agreement, the borrower member agrees that Prosper lender members will be able to review listings posted by borrower members, and facilitate the funding of borrower loans by committing funds to purchase of the corresponding Notes A match of a borrower member’s listing with one or more bids equal to or exceeding the minimum amount required to fund will result in a loan from WebBank to the borrower member, subject to Prosper’s right to verify the information as provided in the agreement.

The borrower member agrees that, if a loan is received, the member must pay WebBank an origination fee. The current fee amount is posted in the  Fees and Charges  section of Prosper’s website. If the borrower member does not make his or her loan payments on time, WebBank or any subsequent owner of the loan will have all of the remedies authorized or permitted by the promissory note and applicable law, including referring the member’s loan to a collection agency for collection. We may report loan payment delinquencies in excess of thirty (30) days to one or more consumer reporting agencies in accordance with applicable law.

Neither Prosper nor WebBank warrants or guarantees (1) that a borrower member’s listing will be matched with any bids or (2) that a borrower member will receive a loan as a result of posting a listing.

Prosper may, in its sole discretion, with or without cause, terminate the agreement at any time by giving the borrower member notice. Prosper also has the right to change any term or provision of the agreement or of the Prosper Terms and Conditions, provided, however, Prosper does not have the right to change any term or provision of a promissory note evidencing a loan to which the borrower member is a party, except as authorized in the promissory note.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion constitutes the full opinion of our tax counsel, Covington & Burling LLP, regarding the material U.S. federal income tax considerations generally applicable to our lender members who purchase Notes. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular lender member’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax consequences of the purchase, ownership and disposition of the Notes. This discussion applies only to lender members who hold the Notes as capital assets within the meaning of the Code (generally, property held for investment). This discussion does not address U.S. federal income tax considerations applicable to lender members that may be subject to special tax rules, such as:

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	persons holding Notes as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	certain former citizens or residents of the United States;

•	non-U.S. Holders (as defined below); or

•	“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

As used herein, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person. A “Non-U.S. Holder” is any beneficial owner of a Note that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding Notes, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes by the partnership.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE LENDER MEMBERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Taxation of the Notes

In General

There are no statutory provisions, regulations, published rulings, or judicial decisions that directly address the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. However, although the matter is not free from doubt, we intend to treat the Notes as our debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes. Where required, we intend to file information returns with the IRS in accordance with such treatment unless there is a change or clarification in the law, by regulation or otherwise, that would require a different characterization of the Notes.

You should be aware, however, that the U.S. Internal Revenue Service (“IRS”) is not bound by our characterization of the Notes and the IRS or a court may take a different position with respect to the Notes’ proper characterization. For example, the IRS could determine that, in substance, each lender member owns a proportionate interest in the corresponding loan for U.S. federal income tax purposes or, for example, the IRS could instead treat the Notes as a different financial instrument (including an equity interest or a derivative financial instrument). Any different characterization could significantly affect the amount, timing, and character of income, gain or loss recognized in respect of a Note. For example, if the Notes are treated as our equity, (i) we would be subject to U.S. federal income tax on income, including interest, accrued on the corresponding loans but would not be entitled to deduct interest or OID on the Notes, and (ii) payments on the Notes would be treated by the holder for U.S. federal income tax purposes as dividends (that may be ineligible for reduced rates of U.S. federal income taxation or the dividends-received deduction) to the extent of our earnings and profits as computed for U.S. federal income tax purposes.

A different characterization may significantly reduce the amount available to pay interest on the Notes You are strongly advised to consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).

The following discussion assumes that the Notes will be treated as our debt instruments that have OID for U.S. federal income tax purposes. Unless otherwise specified, the following discussion assumes that the Notes will not be subject to the rules governing contingent payment debt instruments.

Taxation of Payments on the Notes

You will generally be required to accrue OID in income as ordinary interest income for U.S. federal income tax purposes, regardless of your regular method of tax accounting. If you hold a Note that has a maturity date of more than one year, you will be required to accrue OID income as ordinary interest income under a “constant yield method.” Under this treatment, if a payment on a Note is not made in accordance with the payment schedule in respect of the corresponding loan (for example, because of a late payment on the corresponding loan), you will be required to include an amount of OID in taxable income as interest even if you have not received the actual payment from the corresponding loan.

The Treasury Regulations governing OID provide special rules for determining the amount and accrual of OID for debt instruments that provide for one or more alternative payment schedules applicable upon the occurrence of contingencies. If the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, the amount and accrual of OID is determined based on that payment schedule. In addition, under the applicable Treasury Regulations, remote and/or incidental contingencies may generally be ignored. A contingency relating to the amount of a payment is incidental if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the debt instrument. A contingency relating to the timing of a payment is incidental if, under all reasonably expected market conditions, the potential difference in the timing of the payment is insignificant. The determination of whether a single payment schedule is significantly more likely than not to occur, or whether a contingency is remote or incidental, is made for each Note.

Each Note provides for one or more alternative payment schedules because we are obligated to make payments on a Note only to the extent that we receive payments on the corresponding loan, less the service charge and less any charges we incur in connection with collection on the corresponding loan. The payment schedule for each Note provides for payments of principal and interest on the Note in accordance with the payment schedule for the corresponding loan. In addition to scheduled payments, we will prepay a Note to the extent that a borrower member prepays the loan corresponding to the Note, and we will pay late fees collected on a corresponding borrower loan to the holders of the corresponding Note. Notwithstanding such contingencies, we intend to use the payment schedule of a Note to determine the amount and accrual of OID on the Note because we believe that a Note is significantly more likely than not to be paid in accordance with such payment schedule and/or the likelihood of nonpayment, prepayment or late payment on the loan corresponding to such Note will be remote or incidental. If in the future, based on our experience or for any other reason, we determine that the previous sentence does not apply to a Note, we anticipate that we will be required to determine the amount and accrual of OID for such Note pursuant to the rules applicable to contingent payment debt instruments, which are described below, and we shall so notify you.

OID on a Note will equal the excess of the Note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a Note includes all payments of principal and stated interest on the Note under the payment schedule of the Note. The issue price of a Note will generally equal the principal amount of a Note.

The amount of OID includible in income for a taxable year is the sum of the “daily portions” of OID with respect to the Note for each day during the taxable year in which the holder held the Note. The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such Note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (properly adjusted for the length of the period). We intend to use 30-day accrual periods. The adjusted issue price of a Note at the beginning of any accrual period should be its issue price, increased by the aggregate amount of OID previously accrued with respect to the Note, and decreased by any payments of principal and interest previously made on the Note. A Note’s yield to maturity should be the discount rate that, when used to compute the present value of all payments of principal and interest to be made on the Note under the payment schedule of the Note, produces an amount equal to the issue price of such Note.

If a Note is paid in accordance with its payment schedule, the amount of OID includible in income is anticipated to be based on the stated interest rate of the Note. As a result, you will generally be required to include an amount of OID in income that is equal to the amount of stated interest paid on the Note.

Cash payments of interest and principal under the payment schedule on the Notes will not be separately included in income, but rather will be treated first as payments of previously accrued but unpaid OID and then as payments of principal.

Sale, Retirement or Other Taxable Disposition of Notes

Upon the sale, retirement or other taxable disposition of a Note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, retirement or other taxable disposition and your adjusted tax basis in the Note. In general, your adjusted tax basis in the Note will equal your cost for the Note, increased by any OID and market discount previously included in gross income by you, as discussed below, and reduced by any payments previously received by you in respect of the Note.

Except as discussed below with respect to a Note subject to rules governing market discount, contingent payment debt instruments, or the special rules applicable to short-term obligations, your gain or loss on the taxable disposition of the Note generally will be long-term capital gain or loss if the Note has been held for more than one year and short-term otherwise. The deductibility of capital losses is subject to limitations.

Prepayments

If we prepay a note in full, the Note will be treated as retired and, as described above, you will generally have gain or loss equal to the difference, if any, between the amount realized upon the retirement and your adjusted tax basis in the Note. If we prepay a Note in part, a portion of the Note will be treated as retired. Generally, for purposes of determining (i) your gain or loss attributable to the portion of the Note retired and (ii) your OID accruals on the portion of the Note remaining outstanding, the adjusted issue price, your adjusted tax basis, and the accrued but unpaid OID of the Note, determined immediately before the prepayment, will be allocated between the two portions of the Note based on the portion of the Note that is treated as retired. The yield to maturity of a Note is not affected by a partial prepayment.

Market Discount

If you purchase a Note on the Note Trader platform for an amount that is less than the adjusted issue price of the Note at the time of purchase, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified  de minimis  amount. The amount of any market discount will generally be treated as  de minimis  and disregarded if it is less than ¼ of 1 percent of the revised issue price (calculated as the sum of the issue price of the Note and the aggregate amount of OID previously includible in the gross income of any holder without regard to any acquisition premium), multiplied by the number of complete years to maturity. If you hold a Note that has  de minimis market discount, the rules described below do not apply to you.

Under the market discount rules, you generally will be required to treat any principal payments received in respect of the Note, and any gain derived from the sale, retirement or other disposition of the Note, as ordinary income to the extent of the market discount that has accrued on the Note but that has not previously been included in gross income by you. Such market discount will accrue on the Note on a ratable basis over the remaining term of the Note unless you elect to accrue market discount on a constant yield basis. In addition, you may be required to defer until the maturity of the Note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense attributable to (i) any indebtedness incurred to purchase or carry such Note or (ii) any indebtedness continued to purchase or carry such Note. If you dispose of a Note in a nontaxable transaction (other than certain specified nonrecognition transactions), you will be required to include any accrued market discount as ordinary income as if you had sold the Note at its then fair market value.

You may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described in the prior paragraph regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply. If you make an election to include market discount in income currently, your adjusted basis in a Note will be increased by any market discount that you include in income. An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

Acquisition Premium

If you purchase a Note on the Note Trader platform for an amount greater than the Note’s adjusted issue price but less than the sum of all amounts payable on the Note after the purchase date, the Note will be treated as acquired at an acquisition premium. For a Note acquired with an acquisition premium, the amount of OID that you must include in gross income with respect to the Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to such taxable year.

If you purchase a Note on the Note Trader platform for an amount in excess of the sum of all amounts payable on the Note after the purchase date, you will not be required to include OID in income with respect to the Note.

Late Payments

As discussed above, late fees collected on borrower loans corresponding to the Prosper Borrower Notes will generally be paid to you. We anticipate that any late fees paid will be insignificant relative to the total expected amount of the remaining payments on the Note. In such case, any late fees paid to you should be taxable as ordinary income at the time such fees are paid or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Nonpayment of Loans Corresponding to Note — Automatic Extension

In the event that we do not make scheduled payments on a Note as a result of nonpayment by a borrower member on the loan corresponding to the Note, you must continue to accrue and include OID on a Note in taxable income until the initial maturity date or, in the case of an automatic extension, the final maturity date, except as described below. Solely for purposes of the OID rules, the Note may be treated as retired and reissued on the scheduled payment date for an amount equal to the Note’s adjusted issue price on that date. As a result of such reissuance, the amount and accrual of OID on the Note may change. At the time of the deemed reissuance, due to nonpayment by the borrower member, we may not be able to conclude that it is significantly more likely than not that the Note will be paid in accordance with one payment schedule and/or that the likelihood of future nonpayment, prepayment, or late payment by the borrower member on the loan corresponding to such Note will be remote or incidental. Accordingly, the Note may become subject to the contingent payment debt instrument rules (which are discussed in more detail below) even if not subject to these rules at the time of original issue. In addition, in the event that a Note’s maturity date is automatically extended because amounts remain due and payable on the initial maturity date by the borrower member on the loan corresponding to the Note, the Note likely will be treated as reissued and become subject to the contingent payment debt instrument rules. If we determine that a Note is subject to the contingent payment debt instrument rules as a result of such a reissuance, we will notify you and provide the projected payment schedule and comparable yield.

If collection on a Note becomes doubtful, you may be able to stop accruing OID on the Note. Under current IRS guidance, it is not clear whether you may stop accruing OID if scheduled payments on a Note are not made. You should consult your own tax advisor regarding the accrual and inclusion of OID in income when collection on a Note becomes doubtful.

Losses as a Result of Worthlessness

In the event that a Note becomes wholly worthless, if you are an individual, and you did not acquire the Note as part of your trade or business, you should generally be entitled to deduct your loss on the Note as a short-term capital loss in the taxable year the Note becomes wholly worthless. The portion of your loss attributable to accrued but unpaid OID may be deductible as an ordinary loss, although such treatment is not entirely free from doubt. Under Section 166 of the Code, if you are a corporation, or if you are an individual and you acquired your Notes as part of a trade or business, you should generally be entitled to deduct any loss sustained during the taxable year on account of a Note becoming wholly or partially worthless as an ordinary loss. You should consult your own tax advisor regarding the character and timing of losses attributable to Notes that become worthless in whole or in part.

Potential Characterization as Contingent Payment Debt Instruments

To the extent we determine that a Note is not subject to the contingent payment debt instrument rules, our position is not binding on the IRS or a court of competent jurisdiction and we cannot predict what the IRS or a court would ultimately decide with respect to the proper U.S. federal income tax treatment of the Note. Accordingly, there exists a risk that the IRS or a court could determine that the Notes are “contingent payment debt instruments” because payments on the Notes are linked to performance on the corresponding loan.

To the extent a Note is characterized as a contingent payment debt instrument, or in the future, we conclude that a Note is subject to the contingent payment debt instrument rules, the Note would be subject to special rules applicable to contingent payment debt instruments. If these rules were to apply, you would generally be required to accrue interest income under the noncontingent bond method. Under this method, interest would be taken into account whether or not the amount of any payment is fixed or determinable in the taxable year. The amount of interest that would be taken into account would generally be determined by constructing a hypothetical noncontingent bond, which is based on a “comparable yield” (generally, a hypothetical yield to be applied to determine interest accruals with respect to the Note, and which can be no less than the applicable federal rate) and a “projected payment schedule” (generally, a series of projected payments, the amount and timing of which would produce a yield to maturity on that Note equal to the comparable yield). Based on the comparable yield and the projected payment schedule, you will generally be required to accrue as OID the sum of the daily portions of interest for each day in the taxable year that you held the Note, adjusted to reflect the difference, if any, between the actual and projected amount of any contingent payments on the Note. The daily portions of interest are determined by allocating to each day in an accrual period the ratable portion of interest that accrues in such accrual period. The amount of interest you may accrue under this method could be higher or lower than the stated interest rate on the Note. In addition, any gain recognized on the sale, exchange or retirement of your Note will generally be treated as ordinary interest income, and any loss will be treated as ordinary loss to the extent of prior OID inclusions, and then as capital loss thereafter.

Short-Term Notes

The following discussion applies to Notes that have a maturity of one year or less from the date of issue (“Short-Term Notes”). There are special rules that address the U.S. federal income taxation of Short-Term Notes that you should be aware of. These rules are not entirely clear in all situations. Accordingly, you are strongly advised to consult your own tax advisor with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of Short-Term Notes.

In general, the Treasury Regulations provide that, in the case of a debt instrument with a maturity date of one year or less, no payments of interest are considered qualified stated interest. This means that a Short-Term Note is treated as having OID equal to the excess of the total payments on the obligation over its issue price. In general, if you are a cash method taxpayer, you should not be required to recognize interest income until actual or constructive receipt of payment, unless you elect to accrue OID in income on a current basis under either a straight-line or a constant yield method. If you do not elect to currently include accrued OID in income, you will not be allowed to deduct any of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry the Note (in an amount not exceeding the deferred income), and instead you will be required to defer deductions for such interest until the deferred income is realized upon the maturity of the Note or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you elect to include accrued OID in income on a current basis, the limitation on the deductibility of interest will not apply. Upon disposition of a Short-Term Note, you will be required to characterize some or all of the gain realized on a sale, exchange or retirement of the Note as ordinary income. The amount characterized as ordinary income upon such disposition will generally equal an amount of OID that would have accrued under a straight-line basis or, if you so elect, an amount of OID that would have accrued under a constant yield method. If you are an accrual method taxpayer, you will generally be required to accrue OID in income on a current basis on either a straight-line basis or, at your election, under the constant yield method based on daily compounding. It should also be noted that the market discount rules (discussed above) generally do not apply to short-term obligations. In addition, while there are special rules that address the U.S. federal income taxation of notes that have a maturity date of more than one year and that provide for one or more contingent payments, those rules generally do not apply to short-term obligations. Accordingly, the U.S. federal income taxation of short-term obligations that provide for contingent payments is not entirely clear. You should consult your own tax advisor regarding the U.S. federal income tax consequences if Short-Term Notes are considered short-term obligations that provide for contingent payments.

Backup Withholding and Reporting

We will be required to report information to the IRS on certain payments on a Note (including interest and discount) and on proceeds of the sale of a Note if you are not an exempt recipient (such as a corporation). In addition, backup withholding (currently at a 28% rate) may apply to payments made to you if (a) you do not furnish or you have failed to provide your correct taxpayer identification number, (b) we have been instructed by the IRS to backup withhold because of underreporting (generally meaning that the IRS has determined and notified you that you have failed to report any reportable dividend and interest payments required to be shown on a tax return for a taxable year), or (c) in certain circumstances, you have failed to comply with applicable certification requirements or otherwise establish an exemption from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. You should consult your tax advisor regarding the application of information reporting and backup withholding rules in your particular situation, the availability of an exemption, and the procedure for obtaining such an exemption, if applicable.

INFORMATION ABOUT PROSPER MARKETPLACE, INC.

See “Item 1. Business” beginning on page 37 of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, which is incorporated by reference into this prospectus.

GOVERNMENT REGULATION

See “Item 1. Business” beginning on page 45 of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, which is incorporated by reference into this prospectus.

MANAGEMENT

The following table sets forth information about the Company’s executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)

Dawn G. Lepore	57	President and Chief Executive Officer

Sachin D. Adarkar	46	General Counsel

Roberto Arnetoli	43	Chief Technology Officer

Kirk T. Inglis	45	Chief Operating Officer

Daniel P. Sanford	56	Senior Vice President, Finance

Lawrence W. Cheng	37	Director

Court Coursey	40	Director

Timothy C. Draper	54	Director

Jeff Jacobs	62	Director

Christian A. Larsen	51	Chairman, Director

Eric Schwartz	49	Director

David Silverman	41	Director

Nigel W. Morris	53	Director

Dawn G. Lepore has served as the Company’s President and Chief Executive Officer since March 2012.  Prior to joining the Company, Ms. Lepore served as president, chief executive officer and chairman of the board of drugstore.com, inc., an online provider of health, beauty, vision, and pharmacy products from October 2004 until June 2011. Ms. Lepore served as vice chairman—Active Trader, technology, operations, administration and business strategy of The Charles Schwab Corporation (“CSC”) from August 2003 to October 2004. CSC, through Charles Schwab & Co., Inc. (“Schwab”) and its other operating subsidiaries, is a financial services firm. Ms. Lepore served as vice chairman—technology, Active Trader, operations, and administration of CSC and Schwab from May 2003 until August 2003, as vice chairman—technology, operations and administration of CSC and Schwab from July 2002 until May 2003, as vice chairman—technology and administration of CSC and Schwab from 2001 to 2002, as vice chairman and chief information officer of CSC and Schwab from 1999 to 2001, and as executive vice president and chief information officer of CSC and Schwab from 1993 to 1999. She currently serves as a director of eBay Inc., a public company and Coupons.com Incorporated, a privately held company.  Ms. Lepore received a B.A. from Smith College.

Sachin D. Adarkar has served as the Company’s General Counsel since August 2009.  Mr. Adarkar is also Secretary and a director of Prosper Funding.  Prior to joining the Company, Mr. Adarkar was at the law firm of Sonnenschein, Nath & Rosenthal LLP in Palo Alto, CA from 2007 until 2009.   Prior to joining Sonnenschein, Mr. Adarkar served as Vice President and Deputy General Counsel of GreenPoint Mortgage Funding, Inc, a wholesale mortgage lender in Novato, CA, from 2003 until 2007.  Prior to joining GreenPoint, Mr. Adarkar spent several years practicing with the law firms of Gibson Dunn & Crutcher LLP and Howard Rice Nemerovski Canady Falk & Rabkin, both in San Francisco, and also served as Vice President and General Counsel of Valley Media, Inc., a music and video distributor.  Mr. Adarkar has a J.D. from UCLA, an M.A. from the University of California at Berkeley and a B.A., cum laude, from Georgetown University.

Roberto Arnetoli has served as the Company’s Chief Technology Officer since October 2010.  Prior to joining the Company, Mr. Arnetoli worked as an independent consultant for various European consumer finance organizations from 2003 to 2010, including Rabobank (The Netherlands), Clarima of Unicredit Group (Italy) and Consum.it of MPS (Italy), and for MasterCard Advisors.  Prior to his work as an independent consultant, Mr. Arnetoli worked for Capital One in the United Kingdom and Italy, serving in various operations and technology management capacities.  In particular he was responsible for the operational and technological setup of Capital One's Italian start-up business (2001-2003).  Mr. Arnetoli has an M.Sc. in Management Science and Statistics from the University of the West of England and a B.A. in Philosophy and Psychological Studies from the Open University of the United Kingdom; he also followed INSEAD's International Executive Programme.

Kirk T. Inglis has served as the Company’s Chief Operating Officer since June 2009.  Mr. Inglis is also Vice President, Treasurer and a director of Prosper Funding.  From 2006 to June 2012, Mr. Inglis served as the Company’s Chief Financial Officer.  Prior to joining the Company, in 2006, Mr. Inglis worked as a consultant for Wells Fargo Bank, N.A., consulting on the effectiveness of their online marketing program.  From 1994 to 2003, Mr. Inglis served in various positions with Providian Financial Corporation.  At Providian, Mr. Inglis served as President of First Select Corporation, the largest purchaser of charged-off credit card debt in the United States, from 2000 to 2001.  In addition, he served as Chief Financial Officer of GetSmart.com following its acquisition by Providian in 1999.  Mr. Inglis also developed the financial planning and control infrastructure for Providian Financial Corporation following the spin-off from its parent company in 1996.  Mr. Inglis holds an M.B.A. from Memphis State University and a B.A. from the University of Texas at Austin.

Daniel P. Sanford has served as the Company’s Senior Vice President, Finance since December 2011.  Prior to joining the Company, Mr. Sanford co-founded and served as the Chief Financial Officer of a consumer home owner financial services company, Home Value Protection, Inc., from 2010 to 2011.  From 2005 to 2010, Mr. Sanford served as Senior Vice President, Controller of Washington Mutual Card Services (“WaMu”), which was subsequently purchased by J.P. Morgan.  While at WaMu and J.P. Morgan, Mr. Sanford was responsible for accounting and financial reporting activities, and was a leader in the structuring of various securitization trust transactions.  From 1992 to 2005, Mr. Sanford served in various financial management leadership positions at Providian Financial Services (“Providian”), including Controller.  While Controller at Providian, Mr. Sanford was responsible for managing all financial reporting and accounting aspects of the business.  Mr. Sanford holds a B.S. degree in Accounting and Finance from the University of California, Berkeley.

Lawrence W. Cheng has served as one of the Company’s directors since July 2006.  Mr. Cheng has been a Managing Partner at Volition Capital since 2010.  Prior to helping found Volition, he was a Partner at Fidelity Ventures, a venture capital firm, from 2007 until 2010, and a Principal from 2005 until 2007.  From 2000 to 2005, Mr. Cheng was a senior associate at Battery Ventures and from 1998 to 2000, he was an associate of Bessemer Ventures.  Mr. Cheng currently serves on the boards of several other privately held companies. Mr. Cheng holds a B.A. from Harvard College. The Company believes that Mr. Cheng’s financial and business expertise, including his diversified background of managing and directing start-up, internet based, software and technology-enabled service companies, give him the qualifications and skills to serve as a director.

Timothy C. Draper has served as one of the Company’s directors since June 2011.  Mr. Draper founded Draper Fisher Jurvetson in 1985 and has been a Managing Director since its inception.  Mr. Draper currently sits on the board of a number of privately held companies.  Mr. Draper holds a B.S. in Electrical Engineering from Stanford University, and an MBA from Harvard Business School.  The Company believes that Mr. Draper’s financial and business expertise, and his background of managing and directing innovative start-up companies give him the qualifications and skills to serve as a director.

Court Coursey has served as one of the Company’s directors since April 2010.  Mr. Coursey has been the Managing Partner at TomorrowVentures, LLC since 2009.  Immediately prior to joining TomorrowVentures, Mr. Coursey was a principal of Rundell, Coursey, & Company, which he co-founded in 1998, which helped incubate, develop and provide strategic planning services for high-growth companies.  In 1996, he founded certifiedemail.com, an online service that allows people to track their emails.  Prior to launching certifedemail.com, he founded TRUOC Aviation, a private aviation services business.  The Company believes that Mr. Coursey’s financial and business expertise, as well as his general operational and management experience in start-up companies, give him the qualifications and skills to serve as a director.

Jeff Jacobs has served as one of the Company’s directors since November 2011. Mr. Jacobs began his career as an entertainment lawyer in Chicago.  He then co-founded the Harpo Entertainment Group, a film and television production company, and served as its President from 1984 until 2002.  During the last five years Mr. Jacobs primary occupation and interests have been as a private investor and philanthropist.  Mr. Jacobs holds a B.A. from Bradley University, and a J.D. from the Loyola University Chicago School of Law.  The Company believes that Mr. Jacob’s business expertise, as well as his general management experience give him the qualifications and skills to serve as a director.

Christian A. Larsen co-founded the Company and served as its Chief Executive Officer and President until March 15, 2012, and has been one of its directors since inception.  Prior to joining the Company, Mr. Larsen co-founded E-LOAN, Inc. in 1996, and served as one of its directors from 1996 until its acquisition in October 2005, and as its Chairman from March 2001 until October 2005.  From 1999 to February 2005, Mr. Larsen served as Chief Executive Officer of E-LOAN, and from 1996 to 1998 and from January 2004 to June 2004, Mr. Larsen served as President of E-LOAN.  From 1992 to 1996, Mr. Larsen was the President of Palo Alto Funding Group, a mortgage brokerage he co-founded in 1992 and E-LOAN’s predecessor company.  Prior to attending business school, Mr. Larsen held positions at Chevron Corporation and NASA Ames Research Center.  Mr. Larsen holds an M.B.A. from Stanford University and a B.S. from San Francisco State University.  The Company believes that Mr. Larsen’s financial and business expertise, including his diversified background of managing and directing public and start-up companies, his experience with financial services companies and lending companies, as well as his general operational and management experience, give him the qualifications and skills to serve as a director.

Eric Schwartz has served as one of the Company’s directors since March 2012.  Mr. Schwartz was formerly co-head of asset management at Goldman Sachs. During his 23-year career at Goldman Sachs from 1984 through 2007, Mr. Schwartz held multiple leadership positions at the company, including serving as a partner in the Equity Capital Markets unit of the Investment Banking Division, and serving as co-head of the Global Equities and Investment Management Divisions.  He joined Goldman Sach’s Management Committee in 2001 and was named co-head of the Partnership Committee in 2005. Since his retirement from Goldman Sachs in 2007, he operates a private company to manage his personal investments.  He currently serves as Chairman of Jefferson National, an insurance company that principally provides low-cost variable annuities to US consumers; as Chairman of Gold Bullion International, a technology-enabled precious metals dealer based in the U.S.; and as a board member at Indostar Capital, a finance company based in India. Mr. Schwartz graduated with a B.S.E (summa cum laude) and M.B.A from the University of Pennsylvania.  The Company believes that Mr. Schwartz’s experience with large institutional investment companies, his financial expertise and strong background in managing and leading a multinational financial company, give him the qualifications and skills to serve as a director.

David Silverman has served as one of the Company’s directors since March 2012.  Mr. Silverman has been a managing partner at Crosslink Capital, a venture capital firm, since July 2011.  Prior to joining Crosslink Capital, Mr. Silverman was the managing director at Piper Jaffray from July 2009 to July 2011 and a partner at 3i Ventures from June 2000 to July 2008.  Mr. Silverman holds B.A. from Dartmouth College and a J.D from Stanford University.  The Company believes that Mr. Silverman’s experience as a venture capital investor with a focus on financial technologies and his overall management experience, give him the qualifications and skills to serve as a director.

Nigel W. Morris has served as one of the Company’s directors since December 2009.  Mr. Morris is the managing partner of QED Investors, an investment firm he founded in 2008.  He was also the co-founder of Capital One Financial Services, where he served as President and Chief Operating Officer and Vice Chairman from 1994 until his retirement in 2004.  Mr. Morris has served on the board of TransUnion Corp., a provider of credit information and credit information management services, since February 2011.  Mr. Morris also serves on the boards of other privately held companies.  Mr. Morris has a BSC in Psychology from East London University and a MBA with distinction from London Business School, where he is also a Fellow. The Company believes that Mr. Morris’s financial and business expertise, including his diversified background of managing and directing public companies, his extensive experience in the credit and financial services industry give him the qualifications and skills to serve as a director.

Director Attributes

The Company’s goal is to assemble a board of directors that operates cohesively and works with management in a constructive way. The Company believes that its directors possess valuable experience and the knowledge necessary to guide its business.  Its current board of directors consists of individuals with proven records of success in their chosen professions. They all have the highest integrity and a keen intellect. They are collegial yet independent in their thinking, and are committed to the hard work necessary to be informed about the lending industry, the Company, and its key constituents, including borrower members, lender members, stockholders and management.

Director Compensation

As reflected in the table below, the Company occasionally grants options to its directors for their service on the Board.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
James W. Breyer	-	-	-	-	-	-	-
Lawrence W. Cheng	-	-	-	-	-	-	-
Jerome Contro	-	-	-	-	-	-	-
Court Coursey	-	-	-	-	-	-	-
Timothy C. Draper	-	-	-	-	-	-	-
Nigel W. Morris	-	-	-	-	-	-	-
Jeffrey Jacobs	-	-	37,383.38	-	-	-	37,383.38

During the year ended December 31, 2011, the Company granted Jeff Jacobs 349,338 options.  Of these options, 25,000 were granted to him while acting in an advisory role to the Company’s board of directors, which were vested immediately, with a total fair value of $1,927 at the grant date.  An additional 324,338 options were granted to Mr. Jacobs upon his appointment to the Company’s board of directors which are subject to the same vesting requirements set forth in the Company’s 2005 Stock Option Plan noted below.  The total aggregate fair value of these grants was $37,383.38 on the grant date.

From time to time, the Company reimburses certain of its non-employee directors for travel and other expenses incurred in connection with attending its board meetings.  The Company has agreed to reimburse certain of its directors for legal expenses incurred by them stemming from the class action lawsuit as described in the “Information About Prosper Marketplace, Inc.” section above, pursuant to its indemnification agreements with its directors as discussed below.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by Delaware law, the Company’s amended and restated certificate of incorporation and bylaws contain provisions that limit or eliminate the personal liability of the Company’s directors for breaches of duty to the Company.  The Company’s amended and restated certificate of incorporation and bylaws limit the liability of directors to the fullest extent permitted under Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the Company or the Company’s stockholders;

•
any act or omission not in good faith, believed to be contrary to the interests of the Company or its shareholders, involving reckless disregard for the director’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;

•	any unlawful payments related to dividends, unlawful stock repurchases, redemptions, loans, guarantees or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

The indemnification provisions contained in the Company’s amended and restated certificate of incorporation and bylaws are not exclusive.

In addition to the indemnification provided for in the Company’s amended and restated certificate of incorporation and bylaws, the Company has entered into indemnification agreements with each of its directors and officers.  The indemnification agreements require the Company, among other things, to indemnify such persons for all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company) (collectively, “Expenses”), actually and reasonably incurred by such person in connection with the investigation, defense or appeal of any proceeding to which such person may be made a party, a potential party, a non-party witness, or otherwise by reason of:

•	such person’s service as a director or officer of the Company;

•	any action or inaction taken by such person or on such person’s part while acting as director, officer, employee or agent of the Company; or

•
such person’s actions while serving at the request of the Company as a director, officer, employee, trustee, general partner, managing member, agent or fiduciary of the Company or any other entity, in each case, whether or not serving in any such capacity at the time any liability or expense is or was incurred.

In addition, the Company is required to indemnify against any Expenses actually and reasonably incurred in connection with any action establishing or enforcing a right to indemnification or advancement of expenses under the agreement or under any directors’ and officers’ liability insurance policies maintained by the Company to the extent that such person is successful in such action.

Under the indemnification agreements, the Company is not obligated to provide indemnification on account of any proceeding unless such person acted in good faith and in a manner reasonably believed to be in the best interests of the Company, and with respect to criminal proceedings, such person had no reasonable cause to believe his conduct was unlawful.  The termination of a proceeding by judgment, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, by itself, create the presumption that such person did not satisfy the above standards.

In addition, under the indemnification agreements, the Company is not obligated to provide indemnification:

•
for any proceedings or claims initiated or brought voluntarily by such person and not by way of defense, unless such indemnification is authorized by the Company, other than a proceeding to establish such person’s right to indemnification;

•
for any expenses incurred by such person with respect to any proceeding instituted by such person to enforce and interpret the terms of his indemnification agreement, unless such person is successful in such action;

•
for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

•
for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, as amended, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements); and

•
for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the Exchange Act, as amended (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements).

The indemnification agreements also provide that the Company agrees to indemnify such persons to the fullest extent permitted by law, even if such indemnification is not specifically authorized by the other provisions of the agreement or the Company’s amended and restated certificate of incorporation or bylaws.  Moreover, the indemnification agreements provide that any future changes under Delaware law that expand the ability of a Delaware corporation to indemnify its officers and directors are automatically incorporated into the agreements.

The Company also maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.  To the extent these provisions permit the Company to indemnify its officers and directors for liabilities arising under the Securities Act, however, the Company has been informed by the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

See “Item 11. Executive Compensation” beginning on page 92 of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, which is incorporated by reference into this prospectus.

TRANSACTIONS WITH RELATED PARTIES

See “Item 13. Certain Relationships, Related Transactions and Director Independence” beginning on page 104 of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, which is incorporated by reference into this prospectus.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of November 15, 2012, by:

•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days after November 15, 2012. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 3,006,745 shares of common stock outstanding as of November 15, 2012. Each share of our preferred stock is convertible at any time at the discretion of the holder. All shares of our preferred stock convert into shares of common stock at a ratio of 1 to 1, except for shares of our Series E-1 Preferred Stock, which convert into shares of common stock at a ratio of 1,000,000 to 1.

In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding all shares of common stock subject to options and warrants held by that person or entity that are currently exercisable or exercisable within 60 days of November 15, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1.0% is denoted with an asterisk (*). Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners and officers are in care of Prosper Marketplace, Inc., 111 Sutter Street, 22nd Floor, San Francisco, CA 94104.

	Total Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Beneficial Ownership Percentage (1)
	2012	2012
Officer and Directors
Dawn Lepore (2)	224,063	6.94%

Lawrence W. Cheng (3)	7,160,528	70.43%

David Silverman (4)	4,265,402	58.65%

Court Coursey (5)	2,234,256	42.63%

Timothy C. Draper (6)	7,109,006	70.28%

Jeff Jacobs (7)	25,000	0.83%

Nigel W. Morris (8)	2,450,169	44.90%

Christian A. Larsen (9)	3,951,485	79.70%

Kirk T. Inglis (10)	665,467	18.12%

Jim Catlin (11)	579,372	16.16%

Eric Schwartz (12)	2,569,917	46.08%

All directors and named executive officers as a group (13)*	31,234,665	96.95%

5% Shareholders
Accel Partners (14)	18,404,545	85.96%

Agilus Ventures (15)	7,160,528	70.43%

Benchmark Capital Partners (16)	3,807,720	55.88%

Crosslink Capital (17)	4,265,402	58.65%

DAG Ventures (18)	4,420,902	59.52%

Draper Fisher Jurvetson (19)	7,109,006	70.28%

IDG Capital Partners (20)	18,404,545	85.96%

Meritech Capital Partners (21)	4,420,902	59.52%

(1)
As of November 15, 2012, there were 3,006,745 shares of common stock outstanding.  If all preferred stock, warrants and options were converted into shares of common stock, there would be 80,488,950 shares of common stock outstanding as of November 15, 2012.  On a fully diluted as-converted basis, the Company’s officers, directors and 5% shareholders would own the following percentages of the Company’s stock, as of November 15, 2012:

•	Dawn Lepore: 0.28%
•	Lawrence W. Cheng: 8.90%
•	David Silverman: 5.30%
•	Court Coursey: 2.78%
•	Timothy C. Draper: 8.83%
•	Jeff Jacobs: 0.03%
•	Nigel W. Morris: 3.04%
•	Christian A. Larsen: 4.91%
•	Kirk T. Inglis: 0.83%
•	Jim Catlin: 0.72%
•	Eric Schwartz: 3.19%
•	All directors and named executive officers as a group: 38.81%
•	Accel Partners: 22.87%
•	Agilus Ventures: 8.90%
•	Benchmark Capital Partners: 4.73%
•	Crosslink Capital: 5.30%
•	DAG Ventures: 5.49%
•	Draper Fisher Jurvetson: 8.83%
•	IDG Capital Partners: 22.87%
•	Meritech Capital Partners: 5.49%

(2)	Consists of 224,063 shares of common stock issuable upon the exercise of stock options held by Dawn Lepore, Chief Executive Officer of the Company.

(3)
Consists of 7,085,235 shares of common stock issuable upon the conversion of preferred stock held by Agilus Ventures through certain of its affiliates and 75,293 shares of common stock issuable upon the exercise of warrants held by Agilus Ventures through certain of its affiliates (the “Agilus Shares”). Volition Capital, LLC, manages the US portfolio of Agilus Ventures under a sub-advisory agreement and has voting and investment power over the Agilus Shares. Mr. Cheng is a managing partner of Volition Capital and therefore may be deemed to share voting and investment power over the Agilus Shares. Mr. Cheng disclaims beneficial ownership of the Agilus Shares except to the extent of his pecuniary interest therein.

(4)
Consists of 4,265,402 shares of common stock issuable upon the conversion of preferred stock held by Crosslink Capital through certain of its affiliates. Mr. Silverman is a general partner of Crosslink Capital and therefore may be deemed to share voting and investment power over these shares. Mr. Silverman disclaims beneficial ownership with respect to the shares except to the extent of his pecuniary interest therein.

(5)
Consists of 2,234,256 shares of common stock issuable upon the conversion of preferred stock held by TomorrowVentures through certain of its affiliates. Mr. Coursey is the managing partner of TomorrowVentures and therefore may be deemed to share voting and investment power over these shares. Mr. Coursey disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(6)
Consists of 7,109,006 shares of common stock issuable upon the conversion of preferred stock held by Draper Fisher Jurvetson through certain of its affiliates. Mr. Draper. is a managing director of Draper Fisher Jurvetson and therefore may be deemed to share voting and investment power over these shares. Mr. Draper disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(7)	Consists of 25,000 shares of common stock issuable upon the exercise of stock options held by Mr. Jacobs.

(8)
Consists of 1,847,690 shares of common stock issuable upon the conversion of preferred stock held by QED Investors through certain of its affiliates and 602,479 shares of common stock issuable upon the exercise of warrants held by QED Investors through certain of its affiliates. Mr. Morris is the managing partner of QED Investors and therefore may be deemed to share voting and investment power over these shares. Mr. Morris disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(9)
Consists of 6,621 shares of common stock issuable upon the conversion of preferred stock held by Mr. Larsen, 2,000,000 shares of common stock held by the Larsen-Lam Family Trust, of which Mr. Larsen is a trustee, and 1,944,864 shares of common stock issuable upon the exercise of stock options held by Mr. Larsen. Mr. Larsen has voting and investment power over the shares held by the Larsen Lam Family Trust. On March 15, 2012, Christian A. Larsen resigned as President and Chief Executive Officer of  the Company. Mr. Larsen will continue to serve as Chairman of  the Company’s Board of Directors.

(10)	Consists of 665,467 shares of common stock issuable upon the exercise of stock options held by Mr. Inglis.

(11)	Consists of 579,372 shares of common stock issuable upon the exercise of stock options held by Mr. Catlin.

(12)
Eric Schwartz was named a Director of  the Company on March 15, 2012. As of that date, Mr. Schwartz held individually or through certain of his affiliates, 2,131,616 shares of common stock issuable upon the conversion of preferred stock and 438,301 shares of common stock issuable upon the exercise of warrants.

(13)
Consists of 26,704,826 shares of common stock and common stock issuable upon the conversion of preferred stock, 3,413,766 shares of common stock issuable upon the exercise of stock options and 1,116,073 shares of common stock issuable upon the exercise of warrants.

(14)
Consists of 11,330,636 shares of common stock issuable upon the conversion of preferred stock held by Accel Partners through certain of its affiliates and 76,371 shares of common stock issuable upon exercise of warrants held by Accel Partners through certain of its affiliates (collectively, the “Accel Shares”); and 6,997,538 shares of common stock issuable upon the conversion of preferred stock held by IDG Capital Partners through certain of its affiliates (the “IDG Shares”). Accel Partners is deemed to have voting and investment power over the Accel Shares. Accel Partners is an affiliate of IDG Capital Partners and may also therefore be deemed to share voting and investment power over the IDG Shares. Accel Partners disclaims beneficial ownership of the IDG Shares except to the extent of its pecuniary interest therein. The address of Accel Partners is 428 University Avenue, Palo Alto, California 94301.  James W. Breyer is a partner of Accel Partners.  Therefore, Mr. Breyer may be deemed to share voting and investment power over the Accel Shares and IDG Shares.  Mr. Breyer disclaims beneficial ownership of the Accel Shares and the IDG Shares except to the extent of his pecuniary interest therein.

(15)
Represents 7,085,235 shares of common stock issuable upon the conversion of preferred stock held by Agilus Ventures and 75,293 shares of common stock issuable upon exercise of warrants held by Agilus Ventures through certain of its affiliates. Volition Capital, LLC, manages the US portfolio of Agilus Ventures under a sub-advisory agreement and has voting and investment power over the shares held by Agilus Ventures. The address of Agilus Ventures is 82 Devonshire Street, E16B, Boston, Massachusetts 02109.

(16)
Represents 3,724,035 shares of common stock issuable upon the conversion of preferred stock held by Benchmark Capital Partners through certain of its affiliates and 83,685 shares of common stock issuable upon exercise of warrants held by Benchmark Capital Partners through certain of its affiliates. Benchmark Capital Partners is deemed to have voting and investment power over these shares. The address of Benchmark Capital Partners V, L.P. is 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(17)
Represents 4,265,402 shares of common stock issuable upon the conversion of preferred stock held by Crosslink Capital through certain of its affiliates. Crosslink Capital is deemed to have voting and investment power over these shares. The address for Crosslink Capital is Two Embarcadero Center, Suite 2200, San Francisco, CA 94111.

(18)
Represents 4,393,362 shares of common stock issuable upon the conversion of preferred stock held by DAG Ventures through certain of its affiliates and 27,540 shares of common stock issuable upon the exercise of warrants held by DAG Ventures through certain of its affiliates. DAG Ventures is deemed to have voting and investment power over these shares. The address of DAG Ventures is 251 Lytton Avenue, Suite 200, Palo Alto, California 94301.

(19)
Represents 7,109,006 shares of common stock issuable upon the conversion of preferred stock held by Draper Fisher Jurvetson through certain of its affiliates. Draper Fisher Jurvetson is deemed to have voting and investment power over these shares. The address for Draper Fisher Jurvetson is 2882 Sand Hill Road, Suite 150, Menlo Park, California 94025.

(20)
Represents 6,997,538 shares of common stock issuable upon the conversion of preferred stock held by IDG Capital Partners through certain of its affiliates (“IDG Shares”), 11,330,636 shares of common stock issuable upon the conversion of preferred stock held by Accel Partners through certain of its affiliates and 76,371 shares of common stock issuable upon exercise of warrants held by Accel Partners through certain of its affiliates (collectively, the “Accel Shares”). IDG Capital Partners is deemed to have voting and investment power over the IDG shares, and maybe deemed to control the Accel Shares, but disclaims control of the Accel Shares. The address for IDG Capital Partners is 99 Queen’s Road Central, Unit 1509, The Center, Hong Kong, China. James W. Breyer is a partner of Accel Partners, and Accel Partners is an affiliate of IDG Capital Partners.  Therefore, Mr. Breyer may be deemed to share voting and investment power over the Accel Shares and the IDG Shares.  Mr. Breyer disclaims beneficial ownership of the Accel Shares and the IDG Shares except to the extent of his pecuniary interest therein.

(21)
Represents 4,393,362 shares of common stock issuable upon the conversion of preferred stock held by Meritech Capital Partners through certain of its affiliates and 27,540 shares of common stock issuable upon the exercise of warrants held by Meritech Capital Partners through certain of its affiliates. Meritech Capital Partners is deemed to have voting and investment power over these shares. The address for Meritech Capital Partners is 245 Lytton Avenue, Suite 350, Palo Alto, California 94301.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 73 of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, which is incorporated by reference into this prospectus.

See “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 24 of our Quarterly Report for the period ended September 30, 2012, which is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the Notes offered by this prospectus has been passed upon by Covington & Burling LLP, Washington, DC.

EXPERTS

The financial statements of Prosper Marketplace, Inc. at December 31, 2011 and December 31, 2010, and for the years then ended, incorporated by reference in this Prospectus and Registration Statement have been audited by OUM & Co. LLP, independent registered public accounting firm, as set forth in their report incorporated by reference elsewhere herein. The financial statements referred to above are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FINANCIAL STATEMENTS

See the following information included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, pages F-1 to F-30, which is incorporated by reference into this prospectus:

•	Report of Independent Registered Public Accounting Firm,

•	Balance Sheets as of December 31, 2011 and 2010, and the related Statements of Operations, Changes in Stockholders’ Equity and Cash Flows for the years then ended; and

•	Notes to the Financial Statements.

See the following financial information included in our Quarterly Report as of September 30, 2012 and for the three month and nine month periods ended September 30, 2012 and 2011, respectively, pages 1-23, which are incorporated by reference into this prospectus:

•	Balance Sheets as of September 30, 2012 (unaudited) and December 31, 2011,

•	Statements of Operations for the three month and nine month periods ended September 30, 2012 and 2011 (unaudited),

•	Statements of Changes in Stockholders’ Equity for the nine month periods ended September 30, 2012 and 2011 (unaudited),

•	Statement of Cash Flows for the nine month periods ended September 30, 2012 and 2011 (unaudited); and

•	Notes to financial statements (unaudited).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by Prosper Marketplace, Inc. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$0
Accountants fees and expenses	4,000
Legal fees and expenses	10,000
Blue Sky fees and expenses	0
Miscellaneous	3,000
Total Expenses	$17,000

Item 14. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and bylaws limit the liability of directors to the fullest extent permitted under Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•
any act or omission not in good faith, believed to be contrary to the interests of the corporation or its stockholders, involving reckless disregard for the director’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;

•	any unlawful payments related to dividends, unlawful stock repurchases, redemptions, loans, guarantees or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not affect the availability of equitable remedies, including injunctive relief or rescission. As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws also provide that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors; and

•
we will advance expenses to our directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our amended and restated certificate of incorporation and bylaws are not exclusive.

In addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors. The indemnification agreements require us, among other things, to indemnify such persons for all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement (if such settlement is approved in advance by Prosper) (collectively, “Expenses”) actually and reasonably incurred by such person in connection with the investigation, defense or appeal of any proceeding to which such person may be made a party by reason of:

•	such person’s service as a director or officer of Prosper,

•	any action taken by such person while acting as director, officer, employee or agent of Prosper, or

•	such person’s actions while serving at the request of Prosper as a director, officer, employee, trustee, general partner, managing member, agent or fiduciary of Prosper or any other entity in each case, whether or not serving in any such capacity at the time such Expense is or was incurred.

In addition, Prosper is required to indemnify against any Expenses actually and reasonably incurred in connection with any action establishing or enforcing a right to indemnification or advancement of expenses under the agreement or under any directors’ and officers’ liability insurance policies maintained by Prosper to the extent that such person is successful in such action.

Under the indemnification agreements, we are not obligated to provide indemnification on account of any proceeding unless such person acted in good faith and in a manner reasonably believed to be in the best interests of Prosper, and with respect to criminal proceedings, such person had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, settlement, conviction or upon a plea of  nolo contendere  or its equivalent does not, by itself, create the presumption that such person did not satisfy the above standards

In addition, under the indemnification agreements, we are not obligated to provide indemnification:

•
for any proceedings or claims initiated or brought voluntarily by such person and not by way of defense, unless such indemnification is authorized by the Company, other than a proceeding to establish such person’s right to indemnification;

•
for any expenses incurred by such person with respect to any proceeding instituted by such person to enforce and interpret the terms of his indemnification agreement, unless such person is successful in such action;

•
for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

•
for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements); and.

•
for any reimbursement of Prosper by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of Prosper, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of Prosper pursuant to Section 304 of the Sarbanes-Oxley Act, or the payment to Prosper of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements).

The indemnification agreements also provide that we agree to indemnify such persons to the fullest extent permitted by law, even if such indemnification is not specifically authorized by the other provisions of the agreement or our amended and restated certificate of incorporation or bylaws. Moreover, the indemnification agreements provide that any future changes under Delaware law that expand the ability of a Delaware corporation to indemnify its officers and directors are automatically incorporated into the agreements and that, to the extent permitted by law, any future changes under Delaware law that would limit the ability of a Delaware corporation to indemnify its officers and directors shall have no effect on our indemnification obligations as set forth in such agreements.

We also maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Item 15. Recent Sales of Unregistered Securities

Issuances of Capital Stock, Warrants and Promissory Notes

Set forth below is information regarding shares of common and preferred stock issued, warrants exercisable for common and preferred stock issued, convertible notes issued and options granted by the Company since its inception. Also included is the consideration, if any, received by the Company for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed. No underwriters were involved in the sale of any of the securities set forth below.

In November 2009, the Company issued and sold a promissory note and related warrants to purchase an aggregate of 164,178 shares of the Company’s Common Stock to an accredited investor, for an aggregate purchase price of $1,000,000. In connection with the consummation of the Company’s Series D financing, the note and all outstanding principal and accrued interest thereunder was converted into shares of the Company’s Series D preferred stock. See “Transactions with Related Parties—Financing Arrangements with Significant Shareholders, Directors and Officers” located elsewhere in this prospectus for further details. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder regarding sales by an issuer not involving any public offering.

In February 2010, the Company sold promissory notes and issued warrants to acquire shares of its common stock to accredited investors, all of which were existing investors, for an aggregate purchase price of $2,000,000. In connection with the consummation of the Company’s Series D financing, these notes and all outstanding principal and accrued interest thereunder were converted into shares of the Company’s Series D preferred stock. See “Transactions with Related Parties—Financing Arrangements with Significant Shareholders, Directors and Officers” located elsewhere in this prospectus for further details. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder regarding sales by an issuer not involving any public offering.

In March 2010, the Company entered into a Note Option Agreement with an individual accredited investor, who was also an existing investor, pursuant to which the investor granted the Company an option to sell him an aggregate principal amount of up to $300,000 of convertible promissory notes. the Company exercised the option in full on March 22, 2010.  the Company paid off the notes in full in a single payment on April 19, 2010. See “Transactions with Related Parties—Financing Arrangements with Significant Shareholders, Directors and Officers” located elsewhere in this prospectus for further details. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder regarding sales by an issuer not involving any public offering.

In April 2010, the Company sold promissory notes to accredited investors, all of which were existing investors, for an aggregate purchase price of $250,000. In connection with the consummation of the Company’s Series D financing, these notes and all outstanding principal and accrued interest thereunder were converted into shares of the Company’s Series D preferred stock. See “Transactions with Related Parties—Financing Arrangements with Significant Shareholders, Directors and Officers” located elsewhere in this prospectus for further details. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder regarding sales by an issuer not involving any public offering.

In April 2010, the Company issued and sold to investors an aggregate of 20,340,705 shares at $0.7385 per share of Series D convertible preferred stock and 3,110,188 shares at $0.001 per share of Series D-1 convertible preferred stock in a private placement for an aggregate consideration of $14,595,709, net of issuance costs of $125,903. In connection with that sale, the Company issued 4,978,854 Series D shares pursuant to the conversion of $3,676,884 in promissory notes payable, including 406,229 Series D shares that represented consideration for a note holder’s agreement to convert its note prior to maturity. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act and Regulation D promulgated thereunder regarding sales by an issuer not involving a public offering.

In June 2011, the Company issued and sold to investors an aggregate of 23,222,747 shares of Series E convertible preferred stock in a private placement at a purchase price of $0.7385 per share for $16,708,524 net of issuance costs of $441,476. In connection with that sale, the Company issued 10,000,000 shares at par value $0.001 per share of Series E-1 ("Series E-1") Preferred Stock to certain holders of its Series A, Series B and Series C Preferred Stock who participated in the Series E financing. The Series E-1 shares established certain liquidation rights, have no voting rights and are convertible into one share of common stock for every one million shares of Series E-1. The Series E-1 shares were allocated among these stockholders in proportion to their relative participation in the Series E financing. Upon issuance of the Series E and Series E-1 Preferred Stock, the Series D-1 Preferred Stock was converted into a single share of common stock. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act and Regulation D promulgated thereunder regarding sales by an issuer not involving a public offering.

In November 2011, the Company issued and sold to investors an aggregate of 8,996,739 shares of Series F convertible preferred stock in a private placement at a purchase price of $1.00 per share for$8,941,602 net of issuance costs of $58,735. Purchasers of the securities included certain investment funds that are affiliated with IDG Capital Partners and Accel Partners. James W. Breyer, who was a member of the Company's board of directors at the time, is a partner of Accel Partners. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act and Regulation D promulgated thereunder regarding sales by an issuer not involving a public offering.

Stock Grants

During the years ended December 31, 2011, 2010 and 2009 and through June 30, 2012, the Company did not grant any fully vested common shares to employees.

During the year ended December 31, 2009 the Company granted 6,500 fully vested common shares to non-employees. Of the 6,500 shares granted in 2009, 2,000 shares were granted at $0.56 per share, and the remaining 4,500 shares were granted at $1.94 per share. During the years ended December 31, 2011 and 2010 and through June 30, 2012, the Company did not grant any fully vested common shares to non-employees.

In 2006, the Company also issued 26,483 shares of common stock granted at $0.50 per share as partial payment to acquire the Prosper.com domain name.

These securities were sold or granted in reliance on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act regarding sales by an issuer not involving a public offering.

Warrants

Excluding the warrants noted above granted in connection with the Company’s funding rounds in November 2009 and February 2010, the Company granted warrants to acquire 237,506 shares of its common stock at an exercise price of $0.20 per share, and granted warrants to acquire 703,714 shares of its common stock at an exercise price of $0.12 per share, during the year ended December 31, 2011. From January 1, 2012 through June 30, 2012, the Company granted warrants to acquire 1,036,709 shares of its common stock at an exercise price of $0.17. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act as set forth in Section 4(2) of the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving a public offering.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 19th day of November 2012.

PROSPER MARKETPLACE, INC.

By:	/s/ Dawn Lepore
Dawn Lepore
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Chris Larsen and Kirk T. Inglis and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for her and in her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

*		November 19, 2012
Christian A. Larsen	Director

/s/ Kirk T. Inglis	Chief Operating Officer	November 19, 2012
Kirk T. Inglis

/s/ Daniel P. Sanford		November 19, 2012
Daniel P. Sanford	Senior Vice President, Finance (principal financial and accounting officer)

*		November 19, 2012
Lawrence W. Cheng	Director

*		November 19, 2012
Court Coursey	Director

*		November 19, 2012
Timothy C. Draper	Director

*		November 19, 2012
Jeff Jacobs	Director

*		November 19, 2012
Nigel W. Morris	Director

*		November 19, 2012
Eric Schwartz	Director

*		November 19, 2012
David Silverman	Director

* By: Kirk T. Inglis
Kirk T. Inglis
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K, filed March 30, 2012)

3.2	Bylaws of the Registrant, dated March 22, 2005 (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1, filed October 30, 2007)

4.1	Form of Prosper Borrower Payment Dependent Note (included as Exhibit A in Exhibit 4.2)

4.2
Indenture, dated June 15, 2009, between Prosper Marketplace, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1/A, filed June 26, 2009)

5.1	Opinion of Covington & Burling LLP

8.1	Opinion of Covington & Burling LLP

10.1	Form of Borrower Registration Agreement

10.2	Form of Lender Registration Agreement (Note Commitment, Purchase and Sale Agreement)

10.3
Amended and Restated Loan Account Program Agreement, dated September 14, 2010, between WebBank and Prosper Marketplace, Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q, filed November 12, 2010) (1)

10.4
Amended and Restated Loan Sale Agreement, dated September 14, 2010, between WebBank and Prosper Marketplace, Inc. (incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q, filed November 12, 2010) (1)

10.5
Hosting Services Agreement, dated March 3, 2009, between FOLIOfn Investments, Inc. and Prosper Marketplace, Inc. (incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form S-1/A, filed April 14, 2009)

10.6
Prosper-Folio Services Agreement, dated March 3, 2009, between FOLIOfn Investments, Inc. and Prosper Marketplace, Inc. (incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-1/A, filed April 14, 2009)

10.7
Prosper-Folio Software License Agreement, dated March 3, 2009, between FOLIOfn Investments, Inc. and Prosper Marketplace, Inc. (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-1/A, filed April 14, 2009)

10.8
CSC Logic Processing Agreement, dated January 1, 2009, between CSC Logic, Inc. and Prosper Marketplace, Inc. (incorporated by reference to Exhibit 10.8 of the Company’s Post Effective Amendment No. 7, Registration No. 333-147019, filed April 6, 2011) (1)

10.9	Indemnification Agreement, dated November 2, 2011, between Prosper Marketplace, Inc. and Jeffrey Jacobs

10.10	Schedule of Officer and Director Indemnification Agreements (included as Exhibit A in Exhibit 10.9)

10.11
Services and Indemnity Agreement, dated March 1, 2012, between Global Securitization Services, LLC, Kevin Burns, Bernard Angelo and Prosper Marketplace, Inc. (incorporated by reference to Exhibit 10.8 from the Registration Statement on Form S-1 filed on October 1, 2012, SEC file number 333-179941)

23.1	Consent of OUM & Co. LLP, an independent registered public accounting firm

23.2	Consent of Covington & Burling LLP (included in Exhibits 5.1 and 8.1)

24.1	Power of Attorney (included in page S-2)

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under the Indenture (2)

(1)	Certain portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act.
(2)	Previously filed